As filed with the Securities and Exchange Commission on ___________ , 2008
Registration No. 333- ____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOGUA (BVI) LIMITED
(Exact name of Registrant as specified in its charter)

British Virgin Islands	7370	Not Applicable

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

Room 1410, Kaiyuan Building, Beihuan Road
Shenzhen, Guangdong 518034
China

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vcorp Services, LLC
20 Robert Pitt Drive
Monsey, New York 10952

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code of Agent For Service)

Copies to:

Peter Campitiello, Esq.
Tarter Krinsky & Drogin LLP
1350 Broadway
New York, New York 10018
Tel: 212-216-8085
Fax: 212-216-8001

Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this registration statement

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, no par value per share	798,000	$1.00	$798,000	$31.37
Total	798,000	$1.00	$798,000	$31.37

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling shareholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST __, 2008

SOGUA (BVI) LIMITED

Resale of 798,000 shares of common stock.

The prospectus relates to the registration of the resale of 798,000 shares of our common stock by the Selling Stockholders listed on page 48. Shares offered by the Selling Stockholders may be sold by one or more of the following methods:

•	ordinary brokerage transactions in which a broker solicits purchases; and
•	face to face transactions between the Selling Stockholders and purchasers without a broker.

There is presently no public market for our shares. We will apply to list the shares on the Over-The-Counter Bulletin Board (“OTCBB”). Selling stockholders will sell shares of our Common Stock at the set price of $1.00 per share until such time as our shares are quoted on the OTCBB, and then thereafter, at prevailing market prices or privately negotiated prices. A current prospectus must be in effect at the time of the sale of the shares of common stock discussed above. We will not receive any proceeds from the resale of common stock by the Selling Stockholders. The Selling Stockholders will be responsible for any commissions or discounts due to brokers or dealers. We will pay all of the other offering expenses with the resale of shares of our Common Stock.

Each Selling Stockholder or dealer selling the common stock is required to deliver a current prospectus upon the sale. In addition, for the purposes of the Securities Act of 1933, as amended, Selling Stockholders may be deemed underwriters. Therefore, the Selling Stockholders may be subject to statutory liabilities if the registration statement, which includes this prospectus, is defective by virtue of it containing a material misstatement or failing to disclose a statement of material fact. We have not agreed to indemnify any of the Selling Stockholders regarding such liability.

This investment involves a high degree of risk. You should retain or acquire our stock only after considering the risks associated with us. We urge you to read the ”Risk Factors” section beginning on page 10 along with the rest of this prospectus before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August ___, 2008

TABLE OF CONTENTS

INTRODUCTION AND USE OF CERTAIN TERMS
FORWARD-LOOKING STATEMENTS
GLOSSARY OF MINING TERMS
PROSPECTUS SUMMARY	1
SUMMARY FINANCIAL DATA	5
RISK FACTORS	6
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS	31
CAPITALIZATION	31
DILUTION
DIVIDEND POLICY
EXCHANGE RATE INFORMATION
PROPOSED BUSINESS
OPERATING AND FINANCIAL REVIEW AND PROSPECTS	34
OUR CORPORATE STRUCTURE
MANAGEMENT
SELLING STOCKHOLDERS	45
CERTAIN TRANSACTIONS
CHINESE GOVERNMENT REGULATIONS
DESCRIPTION OF SECURITIES
TAXATION
EXPENSES RELATED TO THIS OFFERING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION	76
INDEX TO FINANCIAL STATEMENTS	77
SIGNATURES	II-6

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

PROSPECTUS SUMMARY

This summary highlights key aspects of the information contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in shares of the Company. You should read the entire prospectus carefully, including the “Risk Factors” section on page 6, and the consolidated financial statements and accompanying notes to those statements appearing elsewhere in this prospectus. The statistics relating to China’s online advertising market and economy included in this prospectus are derived from various government and institute research publications. We have not independently verified such information and you should not unduly rely upon these statistics.

Unless we specify otherwise, when used in this prospectus the terms “Sogua,” the “Company,” “we,” “our” and “us” refer to Sogua (BVI) Ltd., and its wholly-owned subsidiary Sogua Entertainment Limited, a company incorporated on May 8, 2007 in the Hong Kong Special Administrative Region or “HKSAR.”, which has a wholly owned subsidiary Shenzhen NetMusic Technology Limited, incorporated in the People’s Republic of China (“NetMusic”). References to “Shenzhen Sogua” are to Shenzhen Sogua Networking Technology Limited, a company incorporated in the People’s Republic of China to which we will provide business consultancy, technical support, license of intellectual property, and Research and development services. Unless otherwise indicated, all references to “dollars” and “$” in this prospectus denote U.S. Dollars.

COMPANY SUMMARY

Overview

We are the leading Chinese language Internet music entertainment provider according to ChinaLabs.com, a leading market research and consulting firm specializing in China’s Internet industry (www.chinalabs.com). According to both ChinaLabs.com’s 2008 Q2 China Music Website Market Share Survey Report Summary and their 2008 June China Music Website Market Share Survey Report Summary, Sogua.com is the number 1 internet music website as ranked by market share. As measured by user traffic that reflects page views and reach, on August 1, 2008, our Sogua.com website on a 3 months average traffic ranking, was the 72nd largest website in China, according to www.chinarank.org.cn the official ranking website of the China Internet Network Information Centre (CNNIC) which is operated by the Chinese Academy of Sciences.

The main services that we offer to our internet users are our internet Music Portal and our downloadable music software applications. Our Music Portal currently consists of our three entertainment channels: (i) Community Channel (commonly referred to as “Social Networking”), (ii) our Entertainment Channel, and (iii) our Music Channel. Our music related software applications currently consist of two software applications: (i) our online music player “Xunting” and (ii) our online Karaoke and Music Video player “Sogua KK”. Our main revenues are currently generated through paid advertising, and mobile music downloads.

We provide independent artists with an online platform to show their talents and our music loving users with convenient access to entertainment news, and the music and videos of their favorite artists. We have tens of thousands of amateur musicians, artists and singers that have uploaded their music, songs and dance videos to our internet site. Our services are designed to enable Internet users to find and share relevant music related information and media online, including Chinese language web pages, news, images and multimedia files, through links provided on our websites. We provide users of our Internet Website Portal with Web 2.0 features and our leading edge online entertainment and social networking software. Our users make friends online and have created communities through our website and software thus reinforcing Sogua’s status as one of China’s leading online music brands.

As of March 31, 2008, we had approximately 4.2 million registered users. Many of these registered users are independent amateur artists that create their own content consisting of Blogs, homepages, music lyrics, music audio tracks, music videos, and dance videos which they upload to our Sogua.com website for the enjoyment of Sogua.com’s users. In the month of March, 2008, we recorded over 681 Million page views. The Company generates the majority of its revenues from online advertising and Mobile Value Added Services (“MVAS”) offerings.

Corporate History

Sogua BVI Limited is a holding company of Sogua Entertainment Limited. The Sogua.com website was started by our Chief Technical Officer Alan Ding and two other beneficial shareholders Zhenyu Xie and Mengjie Wu in October 2001, as China’s first music search service. In August 2004, they received seed investment money from Shenzhen Chengfeng Management Consulting Co., Ltd, a limited liability company registered in the People’s Republic of China (“PRC”). The information on our website(s) is not incorporated by reference into this prospectus.

Shenzhen Sogua Networking Technology Limited was established in China on November 22, 2005 to acquire the Sogua.com brand website and its operations. In January 2006, we began developing our own content including the community and entertainment channels of the Sogua.com website. We began commercial operations by offering online advertising services on our website in January 2006. We have grown significantly since we commenced operations. Our total monthly Page Views increased from approximately 150 million in December 2005 to approximately 500 million in December 2007 and to 681 million in March 2008. In the same time period, the number of our registered users increased from 1.5 million in December 2005 to 3.5 million in December 2007 and to over 4.4 million in March 2008. We intend to continue to leverage our broad user and customer base, our brand recognition and our innovative team to further capture the opportunities presented by the rapid growth of Internet usage in China.

Pursuant to a Subscription and Shareholders’ Agreement entered on July 17, 2007, Private Capital Group (BVI) Limited (“Private Capital Group”) subscribed for 1,499 shares of Sogua Entertainment, Keen Value Profits Limited (“Keen Value”) subscribed for 2,975 shares of Sogua Entertainment and Fei Lik International Limited (“Fei Lik”) subscribed for 5,525 shares of Sogua Entertainment. Prior to the Subscription and Shareholders’ Agreement, Sogua Entertainment’s issued and outstanding share capital consisted of 1 share held by Private Capital Group. Upon completion of the agreement, Private Capital Group held 15% of the share capital of Sogua Entertainment, Keen Value held 29.75% of the share capital and Fei Lik held 55.25% of the share capital.

On August 22, 2007, the shareholders of Shenzhen Sogua Networking Technology Limited procured Shenzhen Sogua Networking Technology Limited to enter into a series of agreements comprised of exclusive business cooperation agreement, exclusive call option agreement, power of attorneys, and share pledge agreements with Shenzhen NetMusic Technology Limited (“NetMusic”), the wholly owned subsidiary of Sogua Entertainment Limited (“Sogua Entertainment”).

In anticipation of a public offering, Sogua (BVI) Limited was incorporated in the British Virgin Islands on October 15, 2007. On December 6, 2007, the shareholders of Sogua Entertainment exchanged 100% of their shares in consideration for 4,000,000 shares (the “Exchange”) of the Company’s common stock, no par value per share (the “Common Stock”). As a result of the Exchange, Sogua Entertainment became a wholly-owned subsidiary of the Company. Pursuant to the Exchange, Private Capital Group exchanged 1,500 shares of Sogua Entertainment for 600,000 shares of the Company, Keen Value exchanged 2,975 shares of Sogua Entertainment for 1,190,000 shares of the Company, and Fei Lik exchanged 5,525 shares of Sogua Entertainment for 2,210,000 shares of the Company, of which 250,619 were later transferred to Think Sport Investment Limited; 193,932 to Ocean Light Limited; and 145,200 to Dragon Jade Limited. .

SUMMARY OF THE OFFERING

Common Stock to be Offered	798,000 shares of common stock

Common Stock Outstanding	5,100,000 shares

Use of Proceeds	We will not receive any proceeds from the sale of the shares offered by the Selling Stockholders. See "Use of Proceeds."

Offering Price:
The offering price of the shares has been arbitrarily determined by us based on estimates of the price that purchasers of speculative securities, such as the shares, will be willing to pay considering the nature and capital structure of our Company, the experience of our officers and directors and the market conditions for the sale of equity securities in similar companies. The offering price of the shares bears no relationship to the assets, earnings or book value of us, or any other objective standard of value. We believe that no shares will be sold by any of the Selling Stockholders prior to our becoming a publicly traded company, at which time the Selling Stockholders will sell shares based on the market price of such shares. We are not selling any shares of our common stock, and are only registering the re-sale of shares of common stock previously sold by us.

No Market
There has not been any market for our securities in the U.S. or any foreign markets in the past, and no market currently exists for our securities in the U.S. or in any foreign markets. No assurance is provided that a market will be created for our securities in the future, or at all. If in the future a market does exist for our securities, it is likely to be highly illiquid and sporadic.

Risk Factors	The securities offered hereby involve a high degree of risk. See "Risk Factors," below.

SUMMARY CONSOLIDATED FINANCIAL DATA

You should read the following summary financial data in conjunction with our consolidated financial statements and the related notes, "Selected Financial Data" and "Operating and Financial Review and Prospects" included elsewhere in this document. Our financial statements are reported in United States Dollars and presented in accordance with United States generally accepted accounting principles. The financial reports mentioned above have all been audited by Gruber & Company, LLC.

	For the year ended December 31, 2007	For the year ended December 31, 2006 (Pro Forma)	For the period from November 22, 2005 (date of inception) through December 31, 2005 (Pro Forma)
Revenue	$659,916	$201,778	$—

Selling, General and Administrative	$810,032	$366,591	$47,337

Operating Profit / (Loss)	$(183,951)	$(175,306)	$(47,337)

Net Profit / (Loss)	$(171,038)	$(174,720)	$(47,336)

Profit / (Loss) Per Share	$(0.03)	$(0.03)	$(0.01)

Weighted Average Common Shares Outstanding	4,900,000	4,900,000	4,900,000

RISK FACTORS

In addition to the other information presented in this Registration Statement, you should consider the following carefully in evaluating the Company and its business.  This Registration Statement contains forward-looking statements that involve risks and uncertainties.  The Company’s actual results may differ materially from the results discussed in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, those discussed below and elsewhere in this Registration Statement.

Risks Related to Our Business

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO EVALUATE OUR FUTURE PROSPECTS AND RESULTS OF OPERATIONS.

We have a limited operating history. We commenced operations in 2005 and have not yet achieved profitability in a full financial year. Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early stage companies in evolving industries such as the Internet industry in China. Some of these risks and uncertainties relate to our ability to:

•	maintain our position in the Internet music community and entertainment market in China;

•	offer new and innovative products and services to attract and retain a larger user base;

•	attract additional customers and increase spending per customer;

•	increase awareness of our brand and continue to develop user and customer loyalty;

•	respond to competitive market conditions;

•	respond to changes in our regulatory environment;

•	manage risks associated with intellectual property rights;

•	maintain effective control of our costs and expenses;

•	raise sufficient capital to sustain and expand our business;

•	attract, retain and motivate qualified personnel; and

•	upgrade our technology to support increased traffic and expanded services.

If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected and the value of our securities may decline in value, if any.

WE SUSTAINED LOSSES IN THE PAST AND OUR HISTORICAL FINANCIAL INFORMATION MAY NOT BE REPRESENTATIVE OF OUR FUTURE RESULTS OF OPERATIONS.

We have not yet achieved profitability in a full financial year. As of December 31, 2007, we had accumulated losses of approximately US$171,038. We have experienced growth in recent periods in part due to the growth in China’s online marketing industry, which may not be representative of future growth or be sustainable. We cannot assure you that our historical financial information is indicative of our future operating results or financial performance, or that profitability will be achieved.

If we are unable to generate sales revenues sufficient to meet these capital needs we may have to seek to raise additional funds through capital or debt financing, to fund the Company’s operations. We can give no assurances that we will be able to obtain additional capital or that any additional capital that we are able to obtain will be on favorable terms or sufficient to meet our needs.

IF THE INTERNET AND, IN PARTICULAR, ONLINE MUSIC ENTERTAINMENT ARE NOT BROADLY ADOPTED IN CHINA, OUR ABILITY TO INCREASE REVENUE AND ACHIEVE PROFITABILITY WILL BE MATERIALLY AND ADVERSELY AFFECTED.

The use of the Internet as a marketing and entertainment channel is at an early stage in China. Internet and broadband penetration rates in China are both relatively low compared to those in most developed countries. Many of our current and potential customers have limited experience with the Internet as a marketing and entertainment channel, and have not historically devoted a significant portion of their marketing budgets to online marketing and promotion. As a result, they may not consider the Internet effective in promoting their products and services as compared to traditional print and broadcast media. Our ability to generate significant revenues may be negatively impacted by a number of factors, many of which are beyond our control, including:

•	difficulties associated with developing a larger user base with demographic characteristics attractive to customers;

•	increased competition and potential downward pressure on online marketing prices;

•	higher customer acquisition costs due in part to Chinese business’ limited experience with the Internet as a marketing channel;

•	failure to develop an independent and reliable means of verifying online traffic;

•	ineffectiveness of our online marketing delivery, tracking and reporting systems; and

•	lack of increase in Internet usage in China.

WE FACE SIGNIFICANT COMPETITION AND MAY SUFFER FROM A LOSS OF USERS AND CUSTOMERS AS A RESULT.

We face significant competition in almost every aspect of our business, particularly from companies that seek to provide Internet music search services and online music entertainment to users and that provide online marketing services to customers. Our main competitors include U.S.-based Internet music search providers such as Google, Yahoo! and Microsoft, as well as Chinese Internet companies. These Chinese competitors include Internet portals and application providers such as Tencent, Netease, Sina, Sohu, and TomOnline; Internet search service providers such as Baidu, and Zhongzou; and online entertainment providers such as A8.com, 56.com, 6.cn, Tudou.com and 9Sky.com. We compete with these entities for both users and customers on the basis of marketing to advertisers, user traffic, quality (relevance) and quantity (index size) of the search results, availability and ease of use of products and services, the number of customers, distribution channels and the number of associated third-party websites. In addition, we may face greater competition from our U.S. competitors as a result of, among other things, a relaxation on the foreign ownership restrictions of PRC Internet content and advertising companies, improvements in online payment systems and Internet infrastructure in China and our U.S. competitors’ increased business activities in China.

Many of these competitors have significantly greater financial resources than we do. Many also have longer operating histories and more experience in attracting and retaining users and managing customers than we do. They may use their experience and resources to compete with us in a variety of ways, including by competing more heavily for users, customers, distributors and networks of third-party websites, investing more heavily in research and development and making acquisitions. If any of our competitors provides comparable or better online entertainment experience or Chinese language music search experience, our user traffic could decline significantly. Any such decline in traffic could weaken our brand, result in loss of customers and users and have a material adverse effect on our results of operations.

We also face competition from traditional advertising media, such as newspapers, magazines, yellow pages, billboards and other forms of outdoor media, television and radio. Most large companies in China allocate, and will likely continue to allocate, most of their marketing budgets to traditional advertising media and only a small portion of their budgets to online marketing. If these companies do not devote a larger portion of their marketing budgets to online marketing services provided by us, or if our existing customers reduce the amount they spend on online marketing, our results of operations and future growth prospects could be adversely affected.

OUR BUSINESS DEPENDS ON A STRONG BRAND, AND IF WE ARE NOT ABLE TO MAINTAIN AND ENHANCE OUR BRAND, OUR BUSINESS AND OPERATING RESULTS MAY BE HARMED.

We believe that recognition of our brand “Sogua” has contributed significantly to the success of our business. We also believe that maintaining and enhancing the “Sogua” brand is critical to expanding our base of customers, online users and our Sogua members. As our market becomes increasingly competitive, maintaining and enhancing our brand will depend largely on our ability to remain as an Internet search leader and online entertainment provider in China, which may be increasingly difficult and expensive.

We have developed our user base primarily by word-of-mouth and incurred limited brand promotion expenses. We have recently initiated brand promotion efforts, but we cannot assure you that our new marketing efforts will be successful in further promoting our brand. If we fail to promote and maintain the “Sogua” brand, or if we incur excessive expenses in this effort, our business and results of operations could be materially and adversely affected and the value of our securities, if any, could become devalued or worthless.

IF WE FAIL TO CONTINUE TO INNOVATE AND PROVIDE RELEVANT PRODUCTS AND SERVICES, WE MAY NOT BE ABLE TO GENERATE SUFFICIENT USER TRAFFIC LEVELS TO REMAIN COMPETITIVE.

Our success depends on providing products and services that people use for a high-quality Internet experience. Our competitors are constantly developing innovations in Internet search and online entertainment and online marketing as well as enhancing users’ online experience. As a result, we must continue to invest significant resources in research and development to enhance our Internet search technology and our existing products and services and introduce additional high quality products and services to attract and retain users. If we are unable to anticipate user preferences or industry changes, or if we are unable to modify our products and services on a timely basis, we may lose users and customers. Our operating results would also suffer if our innovations do not respond to the needs of our users and customers, are not appropriately timed with market opportunities or are not effectively brought to market. As internet technology continues to develop, our competitors may be able to offer Internet experiences that are, or that are perceived to be, substantially similar to or better than those generated by our services. This may force us to expend significant resources in order to remain competitive, of which there can be no assurance.

IF WE FAIL TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGES, OUR FUTURE SUCCESS MAY BE ADVERSELY AFFECTED.

The online marketing and media industry is subject to rapid technological changes. Our future success will depend on our ability to respond to rapidly changing technologies, adapt our services to evolving industry standards and improve the performance and reliability of our services. Our failure to adapt to such changes could harm our business. New marketing media could also adversely affect us. For example, the number of people accessing the Internet through devices other than personal computers, including mobile telephones and hand-held devices, has increased in recent years. If we are slow to develop products and technologies that are more compatible with non-PC communications devices, we may not be successful in capturing a significant share of this increasingly important market for media and other services. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require substantial expenditures to modify or adapt our products, services or infrastructure. If we fail to keep up with rapid technological changes to remain competitive in our rapidly evolving industry, our future success, if any, may be adversely affected. As a result, the value of our securities may decline in value and/or become worthless.

WE MAY FACE INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AND OTHER RELATED CLAIMS THAT COULD BE TIME-CONSUMING AND COSTLY TO DEFEND AND MAY RESULT IN OUR INABILITY TO CONTINUE PROVIDING CERTAIN OF OUR EXISTING SERVICES.

Internet, technology and media companies are frequently involved in litigation based on allegations of infringement of intellectual property rights, unfair competition, invasion of privacy, defamation and other violations of third-party rights. The validity, enforceability and scope of protection of intellectual property in Internet-related industries, particularly in China, are uncertain and still evolving. In addition, many parties are actively developing and seeking protection for Internet-related technologies, including seeking patent protection. There may be patents issued or pending that are held by others that cover significant aspects of our technologies, products, business methods or services. As we face increasing competition and as litigation becomes more common in China in resolving commercial disputes, we face a higher risk of being the subject of intellectual property infringement claims.

Our products and services link to materials in which third parties may claim ownership of trademarks, copyrights or other rights. From time to time, we may be subject to trademark or copyright infringement or related claims, in China and/or internationally. For example, we provide search engine facilities capable of finding and accessing links to downloadable MP3 music, movies, images and other multimedia files and/or other items hosted on third-party websites, which may be protected by copyright, including search facilities enabling our users to search for MP3 music files in various ways such as by artist, title, or via lists of most-searched-for titles and artists. In the United States, the legal standards for determining indirect liability for copyright infringement have been strengthened by the United States Supreme Court in the decision Metro-Goldwyn-Mayer Studios Inc. v. Grokster, Ltd., No. 04-480, 2005 WL 1499402 (June 27, 2005), ( “Grokster”). The implications of the Grokster decision for search engine services such as our MP3 search service are uncertain and may increase the risk of legal liability. While we conduct our business operations outside the United States, we cannot assure you that we would not be subject to U.S. copyright laws, including the legal standards established by Grokster. Moreover, we cannot assure you that Grokster will not influence the legal standards for determining indirect copyright infringement in other jurisdictions, including China. In light of Grokster and the associated publicity, copyright owners may monitor their copyrighted materials more closely worldwide and may seek to enforce their rights under theories of indirect liability or otherwise. As a result, we face increased risks of being subject to copyright infringement claims relating to our MP3 search service. Furthermore, this same consideration may also lead to decreased availability of third-party MP3 websites. A significant portion of our traffic is generated by users of our MP3 search service. Should we face (as a result of the foregoing considerations or otherwise) a need or decision to substantially modify, limit, or terminate our MP3 search service, our business, financial condition or results of operations would be materially and adversely affected, which would cause the value of our securities to become devalued or worthless.

In addition we host certain song lyrics on our websites which may be protected by copyright. As a result, we may be subject to copyright infringement claims. Moreover, we may be subject to administrative actions brought by the PRC State Copyright Bureau for alleged copyright infringement, and as a result may be subject to fines and/or other penalties and be required to discontinue infringing activities. In addition, we provide links to images of celebrities and other persons, and may face claims for misappropriation of publicity rights. Finally, since a substantial portion of our search results links to MP3 files and other materials in which third parties may claim to own trademarks, copyrights or publicity rights and since we host certain song lyrics on our websites which may be protected by copyright, we may be required to change our business model and service offerings to minimize this risk, which would adversely affect our business prospects. See “PRC Government Regulations and Regulation on Intellectual Property Rights.”

Intellectual property litigation is expensive and time consuming and could divert resources and management attention from the operations of our business. If there is a successful claim of infringement, we may be required to pay substantial fines and damages or enter into royalty or license agreements that may not be available on commercially acceptable terms, if at all. Our failure to obtain a license of the rights on a timely basis could harm our business. Any intellectual property litigation could have a material adverse effect on our business, financial condition or results of operations, cause us to curtail or abandon our operations, and as a result, could cause the value of our securities to decline in value or become worthless.

WE MAY NOT BE ABLE TO PREVENT OTHERS FROM UNAUTHORIZED USE OF OUR INTELLECTUAL PROPERTY, WHICH COULD HARM OUR BUSINESS AND COMPETITIVE POSITION.

We rely on a combination of copyright, trademark and trade secret laws, as well as nondisclosure agreements and other methods to protect our intellectual property rights. The protection of intellectual property rights in China may not be as effective as those in the United States or other countries. The steps we have taken may be inadequate to prevent the misappropriation of our technology. Reverse engineering, unauthorized copying or other misappropriation of our technologies could enable third parties to benefit from our technologies without paying us. Moreover, unauthorized use of our technology could enable our competitors to offer Chinese language search, online karaoke functions or online advertising services that are comparable to or better than ours, which could harm our business and competitive position. From time to time, we may have to enforce our intellectual property rights through litigation. Such litigation may result in substantial costs and diversion of resources and management attention.

IF WE FAIL TO RETAIN EXISTING CUSTOMERS OR ATTRACT NEW CUSTOMERS FOR OUR ONLINE MARKETING SERVICES, OUR BUSINESS AND GROWTH PROSPECTS COULD BE SERIOUSLY HARMED.

Our online marketing customers will not continue to do business with us if their investment does not generate sales leads and ultimately consumers, or if we do not deliver their web pages in an appropriate and effective manner. Our customers may discontinue their business with us at any time and for any reason as most of them are not subject to fixed-term contracts. Failure to retain our existing online marketing customers or attract new customers for our online marketing services could seriously harm our business and growth prospects.

Online marketing is at an early stage of development in China and is not as widely accepted by or available to businesses in China as in the United States. As a result, we rely heavily on a nationwide advertising/media agency network for our sales to, and collection of payment from, our advertising customers. If our agents do not provide quality services to our advertising customers or otherwise breach their contracts with our advertising customers, we may lose customers and our results of operations may be materially and adversely affected. We do not have long-term agreements with any of our agents, except our key agent, and cannot assure you that we will continue to maintain favorable relationships with them. Our agency arrangements, except for those with our key agent, are non-exclusive. Furthermore, some of our agents also contract with our competitors or potential competitors and may not renew their agency agreements with us. In addition, as new methods for accessing the Internet, including the use of wireless devices, become available, we may need to expand our advertising network. If we fail to retain our key agent or attract additional advertisers on terms that are commercially reasonable, our business and results of operations could be materially and adversely affected. As a result, our securities could become devalued or worthless.

OUR STRATEGY OF ACQUIRING COMPLEMENTARY BUSINESSES, ASSETS AND TECHNOLOGIES MAY FAIL.

As part of our business strategy, we intend to pursue selective strategic acquisitions of businesses, assets and technologies located within China that complement our existing business. We may make acquisitions in the future if suitable opportunities arise. Acquisitions involve uncertainties and risks, including:

•	potential ongoing financial obligations and unforeseen or hidden liabilities;

•	failure to achieve the intended objectives, benefits or revenue-enhancing opportunities;

•	costs and difficulties of integrating acquired businesses and managing a larger business; and

•	diversion of resources and management attention.

Our failure to address these risks successfully may have a material adverse effect on our financial condition and results of operations. Any such acquisition may require a significant amount of capital investment, which would decrease the amount of cash available for working capital or capital expenditures. In addition, if we use our equity securities to pay for acquisitions, we may dilute the value of your shares. If we borrow funds to finance acquisitions, such debt instruments may contain restrictive covenants that could, among other things, restrict us from distributing dividends. Such acquisitions may also generate significant amortization expenses related to intangible assets.

WE MAY NOT BE ABLE TO MANAGE OUR EXPANDING OPERATIONS EFFECTIVELY.

Our website commenced operations in November 2005, and since then, our operations have expanded rapidly. We anticipate significant continued expansion of our business as we address growth in our user and customer base and market opportunities, of which there can be no assurance. To manage the potential growth of our operations and personnel, we will be required to improve operational and financial systems, procedures and controls, and expand, train and manage our growing employee base. Furthermore, our management will be required to maintain and expand our relationships with advertising agencies, other websites, Internet companies and other third parties. We cannot assure you that our current and planned personnel, systems, procedures and controls will be adequate to support our future operations in the future, or that our results of operations will not be adversely affected in the event that our controls are not adequate.

OUR OPERATING RESULTS MAY FLUCTUATE, WHICH MAKES OUR RESULTS DIFFICULT TO PREDICT AND COULD CAUSE OUR RESULTS TO FALL SHORT OF EXPECTATIONS.

Our operating results may fluctuate as a result of a number of factors, many of which are beyond our control. For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. Our quarterly and annual revenues and costs and expenses as a percentage of our revenues may be significantly different from our historical or projected rates. Our operating results in future quarters may fall below expectations. Any of these events could cause the price of our shares to fall. Any of the risk factors listed in this “Risk Factors” section, and in particular, the following risk factors, could cause our operating results to fluctuate from quarter to quarter:

•
general economic conditions in China and economic conditions specific to the Internet, Internet search, social networking and online marketing including potential disruption to the electrical infrastructure or the internet infrastructure;

•	our ability to continue to attract users to our website;

•	our ability to continue to attract and retained talented employees to our company;

•	our ability to attract additional customers and increase spending per customer;

•	the announcement or introduction of new or enhanced products and services by us or our competitors;

•	the amount and timing of operating costs and capital expenditures related to the maintenance and expansion of our businesses, operations and infrastructure;

•	the results of our acquisitions of, or investments in, other businesses or assets;

•	PRC regulations or actions pertaining to activities on the Internet, including video sharing, music sharing, blogging, online games and other forms of entertainment; and

•
geopolitical events or natural disasters such as war, threat of war, trade war, terrorism, earthquake, flood, drought, global warming, Avian Influenza, Severe Acute Respiratory Syndrome, Ebola, or other potential epidemics.

Because of our limited operating history and our rapidly growing business, our historical operating results may not be useful to you in predicting our future operating results. Our user traffic tends to be seasonal. For example, we generally experience less user traffic during public education examination periods which typically last for up to two weeks during January and June in China. In addition, advertising spending in China has historically been cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. As we continue to grow, we expect that the cyclicality in our business may cause our operating results to fluctuate.

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY THIRD-PARTY SOFTWARE APPLICATIONS THAT INTERFERE WITH OUR RECEIPT OF INFORMATION FROM, AND PROVISION OF INFORMATION TO, OUR USERS, WHICH MAY IMPAIR OUR USERS’ EXPERIENCE.

Our business may be adversely affected by third-party malicious or unintentional software applications that make changes to our users’ computers and interfere with our products and services. These software applications may change our users’ Internet experience by hijacking access to our websites, altering or replacing our search results, or otherwise interfering with our ability to connect with our users. The interference often occurs without disclosure to or consent from users, resulting in a negative experience that users may associate with Sogua.com. These software applications may be difficult or impossible to remove or disable, may reinstall themselves and may circumvent other applications’ efforts to block or remove them. The ability to provide a superior user experience is critical to our success. If our efforts to combat these software applications are unsuccessful, our reputation may be harmed. This could result in a decline in user traffic and, consequently, our revenues, which in turn, could cause the value of our securities, if any, to decline in value or become worthless.

THE SUCCESSFUL OPERATION OF OUR BUSINESS DEPENDS UPON THE PERFORMANCE AND RELIABILITY OF THE INTERNET INFRASTRUCTURE AND FIXED TELECOMMUNICATIONS NETWORKS IN CHINA.

Our business depends on the performance and reliability of the Internet infrastructure in China. Almost all access to the Internet is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the Ministry of Information Industry of China. In addition, the national networks in China are connected to the Internet through international gateways controlled by the PRC government. These international gateways are the only channels through which a domestic user can connect to the Internet. We cannot assure you that a more sophisticated Internet infrastructure will be developed in China. We may not have access to alternative networks in the event of disruptions, failures or other problems with China’s Internet infrastructure. In addition, the Internet infrastructure in China may not support the demands associated with continued growth in Internet usage.

We also rely on China Telecommunications Corporation (“China Telecom”), and China Netcom Corporation Ltd. (“China Netcom”), to provide us with data communications capacity primarily through local telecommunications lines and Internet data centers to host our servers. We do not have access to alternative services in the event of disruptions, failures or other problems with the fixed telecommunications networks of China Telecom and China Netcom, or if China Telecom or China Netcom otherwise fail to provide such services. Any unscheduled service interruption could damage our reputation and result in a decrease in our revenues. Furthermore, we have no control over the costs of the services provided by China Telecom and China Netcom. If the prices that we pay for telecommunications and Internet services rise significantly, our gross margins could be adversely affected. In addition, if Internet access fees or other charges to Internet users increase, our user traffic may decrease, which in turn would likely reduce our revenues.

OUR SUCCESS DEPENDS ON THE CONTINUING EFFORTS OF OUR SENIOR MANAGEMENT TEAM AND OTHER KEY PERSONNEL AND OUR BUSINESS MAY BE HARMED IF WE LOSE THEIR SERVICES.

Our future success depends heavily upon the continuing services of the members of our senior management team, in particular our Chief Executive Officer, Ben Li, our Chief Operating Officer, Kevin Xiong, our Chief Technology Officer, Alan Ding, and our financial Controller Lillian Jung. If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. Competition for senior management and key personnel is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or key personnel, or attract and retain high-quality senior executives or key personnel in the future.

In addition, if any member of our senior management team or any of our other key personnel joins a competitor or forms a competing company, we may lose customers, distributors, know-how and key professionals and staff members. Each of our executive officers and key employees has entered into an employment agreement with us, which contains confidentiality and non-competition provisions. If any disputes arise between any of our senior executives or key personnel and us, we cannot assure you the extent to which any of these agreements may be enforced.

If any member of our senior management team or other key personnel leaves our company, our ability to successfully operate our business and execute our business strategy could be impaired. We may also have to incur significant costs in identifying, hiring, training and retaining replacements for departing employees. As a result, the value of our securities, if any, could decline in value and/or become worthless.

WE RELY ON HIGHLY SKILLED PERSONNEL AND, IF WE ARE UNABLE TO RETAIN OR MOTIVATE KEY PERSONNEL OR HIRE QUALIFIED PERSONNEL, WE MAY NOT BE ABLE TO GROW EFFECTIVELY.

Our performance and future success depends on the talents and efforts of highly skilled individuals. We will need to continue to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization. Competition in our industry for qualified employees is intense. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.

As competition in our industry intensifies, it may be more difficult for us to hire, motivate and retain highly skilled personnel. If we do not succeed in attracting additional highly skilled personnel or retaining or motivating our existing personnel, we may be unable to grow effectively.

IF WE ARE UNABLE TO ADAPT OR EXPAND OUR EXISTING TECHNOLOGY INFRASTRUCTURE TO ACCOMMODATE GREATER TRAFFIC OR ADDITIONAL CUSTOMER REQUIREMENTS, OUR BUSINESS MAY BE HARMED.

Our Sogua.com website regularly serves a large numbers of users and customers and delivers a large number of monthly page views. Our technology infrastructure is highly complex and may not provide satisfactory service in the future, especially as the number of customers using our entertainment and community software products and services increases. We may be required to upgrade our technology infrastructure to keep up with the increasing traffic on our websites, such as increasing the capacity of our hardware servers and the sophistication of our software. If we fail to adapt our technology infrastructure to accommodate greater traffic or customer requirements, our users and customers may become dissatisfied with our services and switch to our competitors’ websites, which could harm our business.

INTERRUPTION OR FAILURE OF OUR INFORMATION TECHNOLOGY AND COMMUNICATIONS SYSTEMS COULD IMPAIR OUR ABILITY TO EFFECTIVELY PROVIDE OUR PRODUCTS AND SERVICES, WHICH COULD DAMAGE OUR REPUTATION AND HARM OUR OPERATING RESULTS.

Our ability to provide our products and services depends on the continuing operation of our information technology and communications systems. Any damage to or failure of our systems could interrupt our service. Service interruptions could reduce our revenues and profits, and damage our brand if our system is perceived to be unreliable. Our systems are vulnerable to damage or interruption as a result of terrorist attacks, war, earthquakes, floods, fires, power loss, telecommunications failures, computer viruses, interruptions in access to our websites through the use of “denial of service” or similar attacks, hacking or other attempts to harm our systems, and similar events. Our servers, which are hosted at third-party Internet data centers, are also vulnerable to break-ins, sabotage and vandalism. Some of our systems are not fully redundant, and our disaster recovery planning does not account for all possible scenarios. The occurrence of a natural disaster or a closure of an Internet data center by a third-party provider without adequate notice could result in lengthy service interruptions.

If we experience frequent or persistent system failures on our website, our reputation and brand could be permanently harmed. The steps we plan to take to increase the reliability and redundancy of our systems are expensive, reduce our operating margin and may not be successful in reducing the frequency or duration of service interruptions.

OUR BUSINESS COULD BE ADVERSELY AFFECTED IF OUR SOFTWARE CONTAINS BUGS.

Our online systems, including our websites, our music and multimedia search software and other software applications and products, could contain undetected errors or “bugs” that could adversely affect their performance. We regularly update and enhance our website and our other online systems and introduce new versions of our software products and applications. The occurrence of errors in any of these may cause us to lose market share, damage our reputation and brand name, and materially and adversely affect our business. As a result, the value of our securities, if any, could become devalued or worthless.

CONCERNS ABOUT THE SECURITY OF ELECTRONIC COMMERCE TRANSACTIONS AND CONFIDENTIALITY OF INFORMATION ON THE INTERNET MAY REDUCE USE OF OUR NETWORK AND IMPEDE OUR GROWTH.

A significant barrier to electronic commerce and communications over the Internet in general has been a public concern over security and privacy, including the transmission of confidential information. If these concerns are not adequately addressed, they may inhibit the growth of the Internet and other online services generally, especially as a means of conducting commercial transactions. If a well-publicized Internet breach of security were to occur, general Internet usage could decline, which could reduce traffic to our destination websites and impede our growth, as well as decrease our results of operations.

WE HAVE LIMITED BUSINESS INSURANCE COVERAGE.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products. We do not have any business liability or disruption insurance coverage for our operations in China. Any business disruption, litigation or natural disaster may result in our incurring substantial costs and the diversion of our resources.

Risks Related to Our Corporate Structure

PRC LAWS AND REGULATIONS GOVERNING OUR BUSINESSES AND THE VALIDITY OF CERTAIN OF OUR CONTRACTUAL ARRANGEMENTS ARE UNCERTAIN. IF WE ARE FOUND TO BE IN VIOLATION, WE COULD BE SUBJECT TO SANCTIONS. IN ADDITION, CHANGES IN SUCH PRC LAWS AND REGULATIONS MAY MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our contractual arrangements with our affiliated Chinese entity, Shenzhen Sogua Networking Technology Limited, and its shareholders. We, Sogua Entertainment Limited, and Shenzhen NetMusic Technology Limited are considered foreign persons or foreign invested enterprises under PRC law. As a result, we, Sogua Entertainment Limited, and Shenzhen NetMusic Technology Limited are subject to PRC law limitations on foreign ownership of Internet and advertising companies. These laws and regulations are relatively new and may be subject to change, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

PRC laws currently provide limited guidance as to whether an Internet search provider that provides search result links to domestic news websites is required to obtain an approval from the State Council News Office. PRC laws also do not provide clear guidance as to whether an Internet search provider that provides links to online audio/video products is required to obtain an Internet culture permit from the Ministry of Culture or a license for broadcasting audio/video programs from the State Administration of Radio, Film and Television, which we currently do not have. If the interpretation of existing laws and regulations changes or new regulations come into effect requiring us to obtain any such licenses, permits or approvals, we cannot assure you that we may successfully obtain them, and we may need to remove links to news and audio/video products until we obtain the requisite licenses, permits and approvals, which there can be no assurance that we will be able to obtain.

The PRC government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future PRC laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations. As a result the value of our securities, if any, could decline in value or become worthless.

WE MAY BE ADVERSELY AFFECTED BY COMPLEXITY, UNCERTAINTIES AND CHANGES IN PRC REGULATION OF INTERNET BUSINESS AND COMPANIES, INCLUDING LIMITATIONS ON OUR ABILITY TO OWN KEY ASSETS SUCH AS OUR WEBSITE.

The PRC government extensively regulates the Internet industry including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the Internet industry. These Internet-related laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainty. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be a violation of applicable laws and regulations. Issues, risks and uncertainties relating to PRC government regulation of the Internet industry include the following:

•
We only have contractual control over our websites. We do not own the websites due to the restriction of foreign investment in businesses providing value-added telecommunication services in China, including online information services.

•
There are uncertainties relating to the regulation of the Internet business in China, including evolving licensing practices, means that permits, licenses or operations at some of our companies may be subject to challenge. This may disrupt our business, or subject us to sanctions, requirements to increase capital or other conditions or enforcement, or compromise enforceability of related contractual arrangements, or have other harmful effects on us.

•
Certain PRC government authorities have stated publicly that they are in the process of promulgating new laws and regulations that will regulate Internet activities. The areas of regulation may include online advertising, online news displaying, online audio-video program broadcasting and the provision of culture-related information over the Internet. Other aspects of our online operations may be regulated in the future. If our operations do not comply with these new regulations at the time they become effective, we could be subject to penalties, and/or stricter penalties, of which there can be no assurance.

THE INTERPRETATION AND APPLICATION OF EXISTING PRC LAWS, REGULATIONS AND POLICIES AND POSSIBLE NEW LAWS, REGULATIONS OR POLICIES HAVE CREATED SUBSTANTIAL UNCERTAINTIES REGARDING THE LEGALITY OF EXISTING AND FUTURE FOREIGN INVESTMENTS IN, AND THE BUSINESSES AND ACTIVITIES OF, INTERNET BUSINESSES IN CHINA, INCLUDING OUR BUSINESS.

The PRC government restricts foreign investment in Internet and advertising businesses. Accordingly, we operate our websites and our online advertising business in China through Shenzhen Sogua, a company wholly owned by Ben Li our Chief Executive Officer, Kevin Xiong our Chief Operating Officer, Alan Ding our Chief Technical Officer, Baoyu Ding our non executive director and shareholder, among others, all of whom are PRC citizens and Shenzhen Chengfeng Management Consulting Co., Ltd, which is a limited liability company registered in the PRC. Shenzhen Sogua holds the licenses and approvals necessary to operate our website and our online advertising business in China. We have contractual arrangements with Shenzhen Sogua and its shareholders that allow us to substantially control Shenzhen Sogua. We cannot assure you, however, that we will be able to enforce these contracts.

Although we believe we comply with current PRC regulations, we cannot assure you that the PRC government would agree that these operating arrangements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. If the PRC government determines that we do not comply with applicable law, it could revoke our business and operating licenses, require us to discontinue or restrict our operations, restrict our right to collect revenues, block our website, require us to restructure our operations, impose additional conditions or requirements with which we may not be able to comply, impose restrictions on our business operations or on our customers, or take other regulatory or enforcement actions against us that could be harmful to our business and results of operations, and/or which could cause the value of our securities, if any, to decline in value or become worthless.

OUR CONTRACTUAL ARRANGEMENTS WITH SHENZHEN SOGUA AND ITS SHAREHOLDERS MAY NOT BE AS EFFECTIVE IN PROVIDING CONTROL OVER THESE ENTITIES AS DIRECT OWNERSHIP.

Since PRC law limits foreign equity ownership in Internet and advertising companies in China, we operate our Internet Content Provider (“ICP”) license and advertising businesses through Shenzhen Sogua. We have no equity ownership interest in Shenzhen Sogua and rely on contractual arrangements to control and operate such businesses. These contractual arrangements may not be as effective in providing control over Shenzhen Sogua as direct ownership. For example, Shenzhen Sogua could fail to take actions required for our business or fail to maintain our website despite its contractual obligation to do so. If Shenzhen Sogua fails to perform under their agreements with us, we may have to rely on legal remedies under PRC law, which may not be effective. In addition, we cannot assure you that Shenzhen Sogua’s shareholders will always act in our best interests.

OUR CONTRACTUAL ARRANGEMENTS WITH SHENZHEN SOGUA MAY RESULT IN ADVERSE TAX CONSEQUENCES TO US.

As a result of our corporate structure and contractual arrangements between NetMusic and Shenzhen Sogua, we are effectively subject to the 5% PRC business tax on both revenues generated by Shenzhen Sogua’s operations in China and revenues derived from NetMusic’s contractual arrangements with Shenzhen Sogua. Moreover, we would be subject to adverse tax consequences if the PRC tax authorities were to determine that the contracts between NetMusic and Shenzhen Sogua were not on an arm’s length basis and therefore constitute a favorable transfer pricing. As a result, the PRC tax authorities could request that Shenzhen Sogua adjust its taxable income upward for PRC tax purposes. Such a pricing adjustment could adversely affect us by:

•	increasing Shenzhen Sogua’s tax expenses without reducing NetMusic’s tax expenses, which could subject Shenzhen Sogua to late payment fees and other penalties for under-payment of taxes; and/or

•	resulting in Shenzhen Sogua’s loss of its preferential tax treatment, and the loss of NetMusic’s entitlement to apply for preferential tax treatment.

THE PRINCIPAL SHAREHOLDERS OF SHENZHEN SOGUA HAVE POTENTIAL CONFLICTS OF INTEREST WITH US, WHICH MAY ADVERSELY AFFECT OUR BUSINESS.

Ben Li, our Chief Executive Officer, Kevin Xiong, our Chief Operating Officer, Alan Ding, our Chief Technical Officer, Baoyu Ding, our non executive director and shareholder, Heyuan Xu, our beneficial shareholder, Mengjie Wu, our beneficial shareholder, and Zhenyu Xie, our beneficial shareholder, all of whom are PRC citizens, and Shenzhen Chengfeng Management Consulting Co., Ltd ,our shareholder which is a limited liability company registered in the PRC, are also the principal shareholders of Shenzhen Sogua. Conflicts of interests between their duties to our company and Shenzhen Sogua may arise. As Mr. Li, and Mr. Xiong are directors and executive officers of our company, they have a duty of loyalty and care to us under British Virgin Islands law when there are any potential conflicts of interests between our Company and Shenzhen Sogua.

Additionally, all the shareholders of Shenzhen Sogua have executed irrevocable power of attorneys to appoint the individuals designated by NetMusic to be their attorneys-in-fact to vote on their behalf on all Shenzhen Sogua matters requiring shareholder approval. We cannot assure you, however, that when conflicts of interest arise, any or all of the shareholders of Shenzhen Sogua will act completely in our interests or that conflicts of interests will be resolved in our favor. In addition, Mr. Li, Mr. Xiong or Mr. Alan Ding could violate their employment agreements with us or their legal duties by diverting business opportunities from us to others. If we cannot resolve any conflicts of interest between us and Mr. Li, Mr. Xiong or Mr. Alan Ding, we would have to rely on legal proceedings, which could result in the disruption of our business.

OUR CORPORATE ACTIONS ARE SUBSTANTIALLY CONTROLLED BY OUR PRINCIPAL SHAREHOLDERS AND AFFILIATED ENTITIES.

Our principal shareholders and their affiliated entities own approximately 31% of our outstanding common stock. These shareholders, acting individually or as a group, could exert substantial influence over matters such as electing directors and approving mergers or other business combination transactions. This concentration of ownership may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our shares. These actions may be taken even if they are opposed by our other shareholders, including those who purchase shares in this offering.

BECAUSE WE ARE INCORPORATED UNDER THE LAWS OF THE BRITISH VIRGIN ISLANDS, YOU MAY FACE DIFFICULTIES IN PROTECTING YOUR INTERESTS, AND YOUR ABILITY TO PROTECT YOUR RIGHTS THROUGH THE U.S. FEDERAL COURTS MAY BE LIMITED.

We are a company incorporated under the laws of the British Virgin Islands, and substantially all of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States in a way that will permit a U.S. court to have jurisdiction over us.

Our corporate affairs are governed by our Amended and Restated Memorandum and Articles of Association, the Companies Law of the British Virgin Islands, as the same may be supplemented or amended from time to time, which we refer to herein as the Companies Law, and the common law of the British Virgin Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under British Virgin Islands law are to a large extent governed by the common law of the British Virgin Islands. The common law of the British Virgin Islands is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the British Virgin Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the British Virgin Islands has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law. In addition, shareholders of British Virgin Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

The British Virgin Islands courts are also unlikely:

to recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; and

to impose liabilities against us, in original actions brought in the British Virgin Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits.

BECAUSE NEARLY ALL OF OUR DIRECTORS AND OFFICERS RESIDE OUTSIDE OF THE UNITED STATES, IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AGAINST THEM OR ENFORCE U.S. COURT JUDGMENTS AGAINST THEM OUTSIDE THE UNITED STATES.

Since nearly all of our directors and officers reside outside of the United States and, after the consummation of our share exchange with Shenzhen Sogua Entertainment Limited, substantially all of our assets could be located outside of the United States. We believe that certain countries in Asia (such as China) do not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. As a result, it may be necessary to comply with local law in order to obtain an enforceable judgment against certain directors and officers and certain assets. It may therefore be difficult for investors in the United States to enforce their legal rights, to effect service of process upon our directors or officers outside of the United States or to enforce judgments of U.S. courts predicated upon civil liabilities and criminal penalties of our directors and officers under U.S. federal securities laws. Further, it is unclear if extradition treaties now in effect between the United States and certain Asian countries (such as China) would permit effective enforcement of criminal penalties of the U.S. federal securities laws.

RISKS RELATED TO DOING BUSINESS IN CHINA

ADVERSE CHANGES IN ECONOMIC AND POLITICAL POLICIES OF THE PRC GOVERNMENT COULD HAVE A MATERIAL ADVERSE EFFECT ON THE OVERALL ECONOMIC GROWTH OF CHINA, WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

Substantially all of our business operations are conducted in China. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in China. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of China. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. Since early 2004, the PRC government has implemented certain measures to control the pace of economic growth. Such measures may cause a decrease in the level of economic activity in China, which in turn could adversely affect our results of operations and financial condition, which could have a material adverse effect on the value of our securities, if any.

REGULATION AND CENSORSHIP OF INFORMATION DISSEMINATED OVER THE INTERNET IN CHINA MAY ADVERSELY AFFECT OUR BUSINESS AND SUBJECT US TO LIABILITY FOR INFORMATION LINKED TO OUR WEBSITE.

The PRC government has adopted regulations governing Internet access and the distribution of news and other information over the Internet. Under these regulations, Internet content providers and Internet publishers are prohibited from posting or displaying over the Internet content that, among other things, violates PRC laws and regulations, impairs the national dignity of China, is opposed to national unity, or is reactionary, obscene, superstitious, fraudulent or defamatory. Failure to comply with these requirements may result in the revocation of licenses to provide Internet content and other licenses and the closure of the concerned websites. In the past, failure to comply with such requirements has resulted in the closure of certain websites. The website operator may also be held liable for such censored information displayed on or linked to the website.

In addition, the Ministry of Information Industry has published regulations that subject website operators to potential liability for content displayed on their websites and the actions of users and others using their systems, including liability for violations of PRC laws prohibiting the dissemination of content deemed to be socially destabilizing. The Ministry of Public Security has the authority to order any local Internet service provider to block any Internet website at its sole discretion. From time to time, the Ministry of Public Security has stopped the dissemination over the Internet of information which it believes to be socially destabilizing. The State Secrecy Bureau is also authorized to block any website it deems to be leaking State secrets or failing to meet the relevant regulations relating to the protection of State secrets in the dissemination of online information.

Although we attempt to monitor the content in our search results and on our websites and online community, we are not able to control or restrict the content of other Internet content providers linked to or accessible through our websites, or content generated or placed on our community message boards by our users. To the extent that PRC regulatory authorities find any content displayed on our websites objectionable, they may require us to limit or eliminate the dissemination of such information on our websites, which may reduce our user traffic and have an adverse effect on our business. In addition, we may be subject to penalties for violations of those regulations arising from information displayed on or linked to our websites, including a suspension or shutdown of our online operations. If this were to happen, we could be forced to curtail or abandon our business operations, which could cause the value of our securities, if any, to decline in value or become worthless.

NEWLY ENACTED PRC RULES THAT RESTRICT THE BROADCAST OF VIDEOS ON THE INTERNET MAY ADVERSELY AFFECT OUR BUSINESS

China's State Administration of Radio, Film and Television (“SARFT”) and Ministry of Information Industry (“MII”) have co-published new regulations for online audio and video services, which took effect on January 31, 2008. The regulations cover the production, editing, and aggregation of audio and video content and provision to the public through both Internet and mobile networks. The new regulation defines SARFT as the authority to administer, monitor, and regulate the industry's development, while the MII, with authority over the internet and mobile industry, will take related monitoring responsibilities and provide a set of service guidelines. Pursuant to the new regulation, all websites that provide video programming or allow users to upload video must obtain a government "Online Audio-Visual Broadcasting License". Further, the new regulations only allow companies that are state-owned or state-controlled to apply for the license. Applicants must also have a specific program in place for censoring content, as well as legal program resources, legal funding sources, and "standardized technology."

Video broadcasting is an important part of our business plan. As the company is not state owned or state controlled, it will be unable to apply for the Online Audio-Visual Broadcasting License. To avoid noncompliance with these new regulations, the Company will likely have to form a partnership or other strategic alliance with a state owned or controlled entity, or according to the latest regulation, we maybe able to apply the Online Audio-Visual Broadcasting License through Shenzhen Sogua in 2008. There are no assurances that the Company will be able to obtain the license by Shenzhen Sogua individually or form such a partnership. Further, forming such a partnership will likely be costly and time-consuming. If we are unable to form such a partnership or the financial burden of forming the partnership is substantial, our business could be adversely affected and your investment in the Company could become worthless.

PRC GOVERNMENT AUTHORITIES MAY DEEM CERTAIN THIRD-PARTY WEBSITES UNLAWFUL AND COULD REQUIRE US TO REMOVE LINKS TO SUCH WEBSITES, WHICH MAY REDUCE OUR USER TRAFFIC AND HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

The Internet industry in China, including the operation of online activities, is extensively regulated by the PRC government. Various PRC government authorities such as the State Council, MII, the State Administration for Industry and Commerce, the State Press and Publication Administration and the Ministry of Public Security are empowered to issue and implement regulations governing various aspects of the Internet and online activities. Substantial uncertainties exist regarding the potential impact of current and future PRC laws and regulations on Internet search providers. We are not able to control or restrict the operation of third-party websites linked to or accessible through our website. If third-party websites linked to or accessible through our websites operate unlawful activities such as online gambling on their websites, PRC regulatory authorities may require us to remove the links to such websites or suspend or shut down the operation of such websites. This in turn may reduce our user traffic and adversely affect our business. In addition, we may be subject to potential liabilities for providing links to third-party websites that operate unlawful activities.

INTENSIFIED GOVERNMENT REGULATION OF INTERNET CAFÉS COULD LIMIT OUR ABILITY TO MAINTAIN OR INCREASE OUR NET REVENUES AND EXPAND OUR CUSTOMER BASE.

Although only a minority of our users originate from Internet cafés, intensified government regulation of Internet cafés could limit our ability to maintain or increase our net revenues and expand our customer base. Starting in April 2001, the Chinese government began tightening its supervision of Internet cafés, closing unlicensed Internet cafés, requiring those remaining open to install software to prevent access to sites deemed subversive and requiring web portals to sign a pledge not to host subversive sites. In February 2007, 14 PRC national government authorities, including the Ministry of Information Industry, the Ministry of Culture and the General Administration of Press and Publication, jointly issued a notice suspending nationwide approval for the establishment of new Internet cafés in 2007 and enhancing the punishment for Internet cafés admitting minors. This suspension may continue indefinitely. Furthermore, the Chinese government’s policy, which encourages the development of a limited number of national and regional Internet café chains and discourages the establishment of independent Internet cafés, may slow down the growth of Internet cafés and/or cause the currently existing Internet Café’s to close down. Any reduction in the number, or any slowdown in the growth, of Internet cafes in China could limit our ability to maintain or increase user traffic to our website.

THE DISCONTINUATION OF ANY OF THE PREFERENTIAL TAX TREATMENTS AND GOVERNMENT SUBSIDIES AVAILABLE TO US IN THE PRC COULD MATERIALLY AND ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

Under PRC laws and regulations, we believe our wholly-owned subsidiary Shenzhen Sogua may be defined as a certified “new or high-technology enterprise”, a certified “software enterprise” or an entity with a certified “software product”, and entitled to a three-year exemption from enterprise income tax beginning from its first year of profitability, a 7.5% enterprise income tax rate for another two years followed by a 15% tax rate so long as it continues to qualify as a “new or high-technology enterprise.” Shenzhen Sogua has yet to become profitable and has yet to begin the tax exemption period. The first year of profitability will trigger the three year tax exemption period wherein we will be subject to a 7.5% enterprise income tax rate and become subject to a rate of 15% thereafter for so long as its status as a “new or high-technology enterprise” remains unchanged.

If the PRC law were to phase out preferential tax benefits currently granted to “new or high-technology enterprises”, “software enterprises” and “software products”, we would be subject to the standard statutory tax rate of Shenzhen, which currently is 15%. If the PRC law were to phase out preferential tax benefits for the Shenzhen Special Economic Zone, we would be subject to the standard statutory tax rate of the New Tax Law which currently is 25%. Loss of these preferential tax treatments would have a material and adverse effect on our financial condition, which would cause any investment in the Company to become devalued.

NetMusic is a foreign invested enterprise, and may enjoy preferential tax benefits if it is registered in a high-tech zone or qualifies as “new and high-technology enterprise”. As a foreign invested new and high technology enterprise, NetMusic plans to apply for the three-year exemption from enterprise income tax beginning from its first year of operational profitability, and 7.5% enterprise income tax rate for an additional two years thereafter.

On March 16, 2007, the National People’s Congress of China enacted a new tax law, or the New Tax Law, under which enterprises and domestic companies will be subject to enterprise income tax at a uniform rate of 25%. The New Tax Law became effective on January 1, 2008.

The New Tax Law, however, permits companies to continue to enjoy their existing preferential tax treatment until such treatment expires in accordance with its current terms. The New Tax law also permits high technology enterprises supported by the PRC government to enjoy a reduced enterprise income tax rate of 15%, but it does not specify which high technology enterprises will be eligible for special support from the government. Shenzhen Sogua obtained high technology enterprise status in August of 2007. Because the detailed implementation rules for the New Tax Law have not yet been promulgated, Shenzhen Sogua may not be classified as high technology enterprises and may be unable to continue to be entitled to the preferential enterprise income tax rate of 15% after the transition period expires. If Shenzhen Sogua fails to maintain its status as a high technology enterprise or fails to qualify for special support from the PRC government, it will be subject to the 25% unified enterprise income tax rate beginning in 2011 after its current preferential tax treatment expires. If NetMusic fails to obtain status as a high technology enterprise or fails to qualify for special support from the PRC government, it will be subject to the 15% standard statutory tax rate of Shenzhen, or the 25% unified enterprise income tax rate if the PRC law were to phase out preferential tax benefits for the Shenzhen Special Economic Zone.

The New Tax Law provides that an income tax rate of 20% will normally be applicable to dividends from Shenzhen Sogua to us and does not specifically exempt withholding tax on dividends payable to foreign investors. Although the PRC Enterprise Income Tax Law provides for the possibility of withholding tax exemption or reduction for China source income, the details have not been published. Furthermore, the ultimate tax rate will also be determined by the British Virgin Islands, where we are incorporated.

UNDER A RECENTLY PROMULGATED PRC TAX LAW, WE MAY BE CLASSIFIED AS A “RESIDENT ENTERPRISE” OF THE PRC. SUCH CLASSIFICATION WOULD LIKELY RESULT IN NEGATIVE TAX CONSEQUENCES TO US AND OUR NON-PRC SHAREHOLDERS.

Under the New Tax Law, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered a resident enterprise and will normally be subject to enterprise income tax at the rate of 25% on its global income. The New Tax Law, however, does not define the term “de facto management bodies.” All of our management is currently located in the PRC, as a result, Sogua Entertainment Limited may be considered a resident enterprise and therefore be subject to the enterprise income tax at the rate of 25% of its global income. In that case, dividends paid by us to our non-PRC shareholders may be subject to a withholding tax. The New Tax Law provides that an income tax rate of 20% will normally be applicable to dividends payable to foreign investors and does not specifically exempt withholding tax on dividends payable to foreign investors. Although the PRC Enterprise Income Tax Law provides for the possibility of withholding tax exemption or reduction for China source income, the details have not been published. Because the implementing rules of the New Tax Law have not been issued, it is unclear at this time whether any other negative tax consequences will result from our possible classification as a PRC resident enterprise.

OUR SUBSIDIARIES AND SHENZHEN SOGUA ARE SUBJECT TO RESTRICTIONS ON PAYING DIVIDENDS AND MAKING OTHER PAYMENTS TO US.

We are a holding company incorporated in the British Virgin Islands and do not have any assets or conduct any business operations other than our investments in our subsidiaries and Shenzhen Sogua. As a result of our holding company structure, we rely entirely on dividends payments from our subsidiaries in China and they receive payments from Shenzhen Sogua under various service and other contractual arrangements. However, PRC regulations currently permit payment of dividends only out of accumulated profits, as determined in accordance with PRC accounting standards and regulations. Our subsidiaries and affiliated entity in China are also required to set aside a portion of their after-tax profits according to PRC accounting standards and regulations to fund certain reserve funds. The PRC government also imposes controls on the conversion of Renminbi, the monetary unit used in China (“RMB”) into foreign currencies and the remittance of currencies out of China. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. Furthermore, if our subsidiaries or affiliated entity in China incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or either of our subsidiaries are unable to receive all of the revenues from our operations through these contractual or dividend arrangements, we may be unable to pay dividends on our shares.

UNCERTAINTIES WITH RESPECT TO THE PRC LEGAL SYSTEM COULD ADVERSELY AFFECT US.

We conduct our business primarily through our subsidiaries and Shenzhen Sogua. Our operations in China are governed by PRC laws and regulations. Our subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to wholly foreign-owned enterprises. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedent value.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently-enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

GOVERNMENTAL CONTROL OF CURRENCY CONVERSION MAY AFFECT THE VALUE OF YOUR INVESTMENT.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Under our current structure, our income is primarily derived from dividend payments from our PRC subsidiaries. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries and our affiliated entity to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

RECENT PRC REGULATIONS RELATING TO ACQUISITIONS OF PRC COMPANIES BY FOREIGN ENTITIES MAY CREATE REGULATORY UNCERTAINTIES THAT COULD LIMIT OUR PRC SUBSIDIARIES’ ABILITY TO DISTRIBUTE DIVIDENDS OR OTHERWISE ADVERSELY AFFECT THE IMPLEMENTATION OF OUR ACQUISITION STRATEGY.

The PRC State Administration of Foreign Exchange, or “SAFE,” issued a public notice in January 2005 concerning foreign exchange regulations on mergers and acquisitions in China. The public notice states that if an offshore company intends to acquire a PRC company, such acquisition will be subject to strict examination by the relevant foreign exchange authorities. The public notice also states that the approval of the relevant foreign exchange authorities is required for any sale or transfer by the PRC residents of a PRC company’s assets or equity interests to foreign entities, such as us, for equity interests or assets of the foreign entities.

In April 2005, SAFE issued another public notice clarifying the January notice. In accordance with the April notice, if an acquisition of a PRC company by an offshore company controlled by PRC residents had been confirmed by a Foreign Investment Enterprise Certificate prior to the issuance of the January notice, each of the PRC residents is required to submit a registration form to the local SAFE branch to register his or her respective ownership interests in the offshore company. The SAFE notices do not specify the timeframe during which such registration must be completed. The PRC resident must also amend such registration form if there is a material event affecting the offshore company, such as, among other things, a change to share capital, a transfer of shares, or if such company is involved in a merger and an acquisition or a spin-off transaction or uses its assets in China to guarantee offshore obligations. We have notified our shareholders who are PRC residents to register with the local SAFE branch as required under the SAFE notices. However, we cannot provide any assurances that all of our shareholders who are PRC residents will comply with our request to make or obtain any applicable registrations or approvals required by these SAFE notices. The failure or inability of our PRC resident shareholders to comply with the registration procedures set forth therein may subject us to fines and legal sanctions, restrict our cross-border investment activities, or limit our PRC subsidiaries’ ability to distribute dividends to our company.

As it is uncertain how the SAFE notices will be interpreted or implemented, we cannot predict how these regulations will affect our business operations or future strategy. For example, we may be subject to more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our results of operations and financial condition. In addition, if we decide to acquire a PRC company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the SAFE notices. This may restrict our ability to implement our acquisition strategy and could adversely affect our business operations and prospects.

REGULATIONS RELATING TO OFFSHORE INVESTMENT ACTIVITIES BY PRC RESIDENTS MAY INCREASE OUR ADMINISTRATIVE BURDENS AND CREATE REGULATORY UNCERTAINTIES THAT COULD RESTRICT OUR OVERSEAS AND CROSS-BORDER INVESTMENT ACTIVITY, AND A FAILURE BY OUR SHAREHOLDERS WHO ARE PRC RESIDENTS TO MAKE ANY REQUIRED APPLICATIONS AND FILINGS PURSUANT TO SUCH REGULATIONS MAY PREVENT US FROM BEING ABLE TO DISTRIBUTE PROFITS AND COULD EXPOSE US AND OUR PRC RESIDENT SHAREHOLDERS TO LIABILITY UNDER PRC LAW.

A regulation was promulgated by the SAFE, in October 2005 that requires registration with the local SAFE in connection with direct or indirect offshore investment by PRC residents. The regulation applies to our shareholders who are PRC residents and also applies to our offshore acquisitions.

The SAFE regulation retroactively requires registration by March 31, 2006 of direct or indirect investments previously made by PRC residents in offshore companies. If a PRC shareholder with a direct or indirect stake in an offshore parent company fails to make the required SAFE registration, the PRC subsidiaries of such offshore parent company may be prohibited from making distributions of profit to the offshore parent and from paying the offshore parent proceeds from any reduction in capital, share transfer or liquidation in respect of the PRC subsidiaries. Further, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for violation of the relevant rules relating to transfers of foreign exchange. The failure or inability of our PRC resident shareholders to receive any required approvals or make any required registrations may subject us to fines and legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiary’s ability to make distributions or pay dividends or affect our ownership structure, as a result of which our acquisition strategy and business operations and our ability to distribute profits to you could be materially and adversely affected. As a result, the value of our securities may be decreased and/or such securities may become worthless.

FLUCTUATION IN THE VALUE OF THE RENMINBI MAY HAVE A MATERIAL ADVERSE EFFECT ON YOUR INVESTMENT.

The change in value of the Renminbi against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 13.3% appreciation of the RMB against the U.S. dollar between July 21, 2005 and December 31, 2007. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the Renminbi against the U.S. dollar. As substantially all of our costs and expenses are denominated in Renminbi, the revaluation beginning in July 2005 and potential future revaluation has and could further increase our costs in U.S. dollar terms. For example, to the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us.

WE FACE RISKS RELATED TO HEALTH EPIDEMICS AND OTHER OUTBREAKS.

Our business could be adversely affected by the effects of Severe Acute Respiratory Syndrome, which is better known as “SARS,” or another epidemic or outbreak. China reported a number of cases of SARS in April 2004. Any prolonged recurrence of SARS or other adverse public health developments in China may have a material adverse effect on our business operations. For instance, health or other government regulations adopted in response may require temporary closure of Internet cafes, which is where some users access our websites, or of our offices. Such closures would severely disrupt our business operations and adversely affect our results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of SARS or any other epidemic in the future.

RISKS RELATED TO OUR SHARES AND THIS OFFERING

THERE HAS BEEN NO PUBLIC MARKET FOR OUR COMMON STOCK PRIOR TO THIS OFFERING, AND YOU MAY NOT BE ABLE TO RESELL OUR SHARES AT OR ABOVE THE PRICE YOU PAID, OR AT ALL.

There is no public market for our common stock, and we can provide no assurance that a public market for our common stock will develop in the future. Even if a public market does develop, the volume of trading in our common stock will presumably be limited and likely dominated by a few individuals. The limited volume, if any, will make the price of our common stock subject to manipulation by one or more stockholders and will significantly limit the number of shares that one can purchase or sell in a short period of time. An investor may find it difficult to dispose of shares of our common stock or obtain a fair price for our common stock in the market.

THE MARKET PRICE FOR OUR SHARES MAY BE VOLATILE.

The market price for our Shares may be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our operating results;
•	changes in financial estimates by securities research analysts;
•	conditions in Internet search and online marketing markets;
•	changes in the economic performance or market valuations of other Internet search or Internet companies;
•	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	addition or departure of key personnel;
•	fluctuations of exchange rates between RMB and the U.S. dollar;
•	intellectual property litigation;
•	release of lock-up or other transfer restrictions on our outstanding shares or sales of additional shares; and
•	general economic or political conditions in China.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our shares.

WE MAY NEED ADDITIONAL CAPITAL, AND THE SALE OF ADDITIONAL SHARES OR OTHER EQUITY SECURITIES WOULD RESULT IN ADDITIONAL DILUTION TO OUR SHAREHOLDERS.

We believe that our current cash and cash equivalents and anticipated cash flow from operations will be sufficient to meet our anticipated cash needs for the near future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities would result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

IF WE FAIL TO MAINTAIN AN EFFECTIVE SYSTEM OF INTERNAL CONTROLS OVER FINANCIAL REPORTING, WE MAY NOT BE ABLE TO ACCURATELY REPORT OUR FINANCIAL RESULTS OR PREVENT FRAUD.

We are subject to reporting obligations under the U.S. securities laws. The Securities and Exchange Commission, or the SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal control over financial reporting in its annual report, which contains management’s assessment of the effectiveness of the company’s internal control over financial reporting. In addition, an independent registered public accounting firm must attest to and report on management’s assessment of the effectiveness of the company’s internal control over financial reporting. These requirements will first apply to our annual report on Form 20-F for the fiscal year ending December 31, 2008 for management’s assessment, and for the fiscal year ending December 31, 2009, for the auditor’s attestation. Our management may conclude that our internal control over our financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may still decline to attest to our management’s assessment or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We have been a young, private company with limited accounting personnel and other resources with which to address our internal controls and procedures. As a result, when our independent auditors audited our consolidated financial statements for the three years ended December 31, 2007 in connection with this offering, they identified a number of control deficiencies in our internal control procedures which, in the judgment of our independent auditors, could adversely affect our ability to record, process, summarize and report financial data consistent with the assertions of our management in the financial statements. Specifically, the control deficiencies identified by our independent auditors consisted of: (i) the lack of a consolidated manual for accounting policies and procedures relating to financial reporting, without which it would be difficult for our accounting and finance personnel to apply proper procedures and controls to transactions; (ii) inadequate approval procedures that involve accounting personnel in approving or amending the terms of contracts which may lead to transactions not properly reflected in the books and records; (iii) the lack of comprehensive credit control policies and procedures to monitor credits provided to customers which may lead to unauthorized credits provided to customers; and (iv) the lack of comprehensive checklists and procedures to address the pre-acquisition due diligence process and the accounting for business combinations, without which it would be difficult for us to reach a conclusion on proper accounting treatment for any acquisition in the most efficient manner. None of the control deficiencies discovered by our auditors was a material weakness as described in Audit Standard No. 2 of the Public Company Accounting Standards Board, and they were not related to any fraudulent acts. We plan to remediate these control deficiencies in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. If we fail to timely achieve and maintain the adequacy of our internal control, we may not be able to conclude that we have effective internal control over financial reporting at a reasonable assurance level. Moreover, effective internal control over financial reporting is necessary for us to produce reliable financial reports and is important to help prevent fraud. As a result, our failure to achieve and maintain effective internal control over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our shares. Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

WE WILL INCUR INCREASED COSTS AS A RESULT OF BEING A PUBLIC COMPANY.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as new rules subsequently implemented by SEC, have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

INVESTORS MAY FACE SIGNIFICANT RESTRICTIONS ON THE RESALE OF OUR COMMON STOCK DUE TO FEDERAL REGULATIONS OF PENNY STOCKS.

At such time, if ever, that our common stock is listed on the OTCBB, it will be subject to the requirements of Rule 15(g)9, promulgated under the Securities Exchange Act as long as the price of our common stock is below $5.00 per share. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosure in connection with any trades involving a stock defined as a penny stock. Generally, the Commission defines a penny stock as any equity security not traded on an exchange or quoted on NASDAQ that has a market price of less than $5.00 per share. The required penny stock disclosures include the delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it. Such requirements could severely limit the market liquidity of the securities and the ability of purchasers to sell their securities in the secondary market.

FORWARD-LOOKING STATEMENTS

This Prospectus contains ‘‘forward-looking statements’’ and information relating to our business that are based on our beliefs as well as assumptions made by us or based upon information currently available to us. When used in this Prospectus, the words anticipate,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘may,’’ ‘‘plan,’’ ‘‘project,’’ ‘‘should’’ and similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements relating to our performance in ‘‘Business’’ and ‘‘Operating and Financial Review and Prospects.’’ These statements reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties. Actual and future results and trends could differ materially from those set forth in such statements due to various factors. Such factors include, among others: general economic and business conditions; industry capacity; industry trends; competition; changes in business strategy or development plans; project performance; availability, terms, and deployment of capital; and availability of qualified personnel. These forward-looking statements speak only as of the date of this Prospectus. Subject at all times to relevant securities law disclosure requirements, we expressly disclaim any obligation or undertaking to disseminate any update or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered by this prospectus by the Selling Stockholders. We will bear all expenses of registration incurred in connection with this offering, but all commissions, selling and other expenses incurred by the Selling Stockholders to underwriters, agents, brokers and dealers will be borne by them.

DESCRIPTION OF SECURITIES

This section contains a description of our outstanding securities. As of the date hereof, the shares of the Company comprise one class and series, but this does not prohibit the Company from amending the Memorandum and Articles of Association to provide for more than one class and series of shares. This description summarizes some of the provisions of our Memorandum and Articles of Association, copies of which have been filed as exhibits to the Registration Statement, of which this Prospectus is a part. If you want more complete information, you should read the provisions of our Memorandum and Articles of Association that are important to you.

Our authorized capital stock consists of 10,000,000 common shares, of no par value, and no preferred shares.

As of June 30, 2008, we had outstanding 5,100,000 common shares.

Description of Rights, Preferences and Restrictions Attaching to Our Common Stock

Class of Shares. The Company’s Memorandum and Articles of Association provide that: the Corporation is authorized to issue one class and series of shares, but the Company has the right to amend the Memorandum to provide for more than one class and series of shares.

Rights, Qualifications of Shares. Each one (1) share of the Company confers upon the holder thereof:

1) the right to one (1) vote at a meeting of members of the Company or on any resolution of members of the Company;

2) the right to an equal share in dividend paid by the Company; and

3) the right to an equal share in the distribution of the surplus assets of the Company.

Redemption Provisions. The Company may by resolution of the Board of Directors redeem, purchase or otherwise acquire all or any of the shares in the Company, provided the Company has the consent of any member from whom it wished to acquire shares. The Company may only offer to acquire shares if the directors determine by resolution of directors that, immediately after the acquisition, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due. A determination by the directors under the preceding Regulation is not required where the Company redeems the shares under Section 62 of the BVI Business Companies Act, 2004 (the “BVI Act”), the Company purchases, redeems or otherwise acquires the shares or shares pursuant to the right of the holder thereof to have his shares redeemed or to have his shares exchanged for money or other property of the Company, or the Company purchases, redeems or otherwise acquires the shares by virtue of provisions of Section 179 of the BVI Act. Sections 60 (Process of for acquisition of own shares), 61 (Offer to one or more shareholders) and 62 (Shares redeemed otherwise than at the option of the company) of the BVI Act do not apply to the Company.

Dividend Rights. The directors of the Company may by resolution authorize a distribution by way of dividend at a time, and of an amount, and to any members it thinks fit, if they are satisfied, on reasonable grounds that immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

Voting Rights. Neither the Company’s Memorandum of Association nor Articles of Association provides for the election or re-election of directors at staggered intervals.

Pre-emptive Rights. The shares of the Company shall not be subject to any pre-emptive rights.

Mortgages and Charges of Shares. Members may mortgage or charge their shares in the Company and upon satisfactory evidence thereof the Company shall give effect to the terms of any valid mortgage or charge except insofar as it may conflict with any requirements herein contained for consent to the transfer of shares.

Sinking Fund Provisions. The Memorandum and Articles of Association of the Company do not contain sinking fund provisions.

Liability to Further Capital Calls by the Company. The Company’s Memorandum and Articles of Association do not contain provisions allowing the Company to make further capital calls with respect to any shareholder of the Company.

Discriminatory Provisions Based on Substantial Ownership. The Company’s Memorandum and Articles of Association do not contain provisions that discriminate against any existing or prospective holders of securities as a result of such shareholder owning a substantial number of shares.

Miscellaneous Provisions. The Company’s Memorandum and Articles of Association do not address the process by which the rights of holders of stock may be changed.

Directors of the Company may convene meetings of the members of the Company at such times and in such times and in such manner and places within or outside the British Virgin Islands as the directors consider necessary or desirable.

Upon the written request of members holding 10 percent or more of the outstanding voting shares in the Company, the directors shall convene a meeting of members.

The Company’s Memorandum and Articles of Association do not discuss limitations on the rights to own securities or exercise voting rights thereon.

There is no provision in the Company’s Memorandum and Articles of Association that would delay, defer or prevent a change in control of the Company, and that would operate only with respect to a merger, acquisition, or corporate restructuring involving the Company (or any of its subsidiaries). The Company’s Memorandum and Articles of Association do not contain a provision indicating the ownership threshold above which shareholder ownership must be disclosed.

Dividend Policy

We currently do not intend to pay any cash dividends on our common shares in the foreseeable future. We intend to retain all our future earnings, if any, to fund the development and growth of our business. Any future determination whether or not to pay dividends on our common shares will be made, subject to applicable law (including the law of the British Virgin Islands), by our board of directors and will depend upon our results of operations, financial condition, capital requirements, regulatory and contractual restrictions, our business and investment strategy and other factors that our board of directors deems relevant.

Options

There are currently no outstanding options to purchase shares of our common sock.

Warrants

As of June 30, 2008, there were warrants to purchase 208,333 shares of our Common Stock outstanding at an exercise price of $1.44 per share or cashless based on that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants (y) by the difference between the exercise price of the Warrants and $0.22 US (170,765 shares).

Convertible Bridge Notes

On June 13, 2008, we executed a Convertible Promissory Note in favor of Private Capital Group (BVI) Limited in the principal amount of US$300,000 with interest at the rate of 10% per annum. We also issued to Private Capital Group (BVI) Limited warrants to purchase 208,333 shares of our Common Stock at an exercise price of $1.44 per share or cashless based on that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants (y) by the difference between the exercise price of the Warrants and $0.22 US (170,765 shares).

DETERMINATION OF OFFERING PRICE

The Offering Price for the Common Stock has been arbitrarily determined by the Company and does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company.

The selling stockholders may offer to sell the shares of common stock being offered in this Prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

OVERVIEW

Sogua (BVI) Ltd. is a holding company whose primary business operations is conducted through our direct, wholly owned subsidiary, Sogua Entertainment Limited which is incorporated in Hong Kong, its wholly owned subsidiary, Shenzhen NetMusic Technology Ltd. which is incorporated in the PRC and Shenzhen Sogua Networking Technology Limited, a company incorporated in the PRC to which we provide business consultancy, technical support, license of intellectual property, and research and development services.

We are a leading Chinese language Internet music entertainment provider The main services that we offer to our internet users are our internet Music Portal and our downloadable music software applications. Our Music Portal currently consists of our three entertainment channels: (i) Community Channel (commonly referred to as “Social Networking”), (ii) our Entertainment Channel, and (iii) our Music Channel. Our music related software applications currently consist of two software applications: (i) our online music player “Xunting” and (ii) our online Karaoke and Music Video player “Sogua KK”. Our main revenues are currently generated through paid advertising, and mobile music downloads. Our objective is to establish ourselves as a leading provider of music related entertainment in the PRC and overseas markets.

REVERSE ACQUISITION AND PRIVATE PLACEMENT

On December 6, 2007, we completed a reverse acquisition transaction with Sogua Entertainment Limited through a share exchange with Sogua Entertainment Limited’s former shareholders.

Pursuant to the share exchange agreement, the shareholders of Sogua Entertainment Limited exchanged 100% of their outstanding capital stock in Sogua Entertainment Limited for approximately 4,000,000 shares of our common stock, or approximately 80% shares of our outstanding common stock after the share exchange.

For accounting purposes, the share exchange transaction was treated as a reverse acquisition with Sogua Entertainment Limited as the acquirer and Sogua (BVI) Limited as the acquired party. When we refer herein to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Sogua Entertainment Limited on a consolidated basis unless the context suggests otherwise.

REVIEW OF FINANCIAL CONDITION

We are an Internet music entertainment provider to our users and of brand advertising and marketing services our advertisers. Our main revenues are currently generated through paid internet advertisements, and mobile music services.

SALES REVENUES

Sales of our internet advertisements accounted for approximately 82.9% and 84.6% of our total sales in years 2007 and 2006, respectively. Sales of our mobile music services accounted for approximately 16.4%, and 15.4% of our total sales in years 2007 and 2006, respectively.

Among other things, factors that can affect our sales include:

•	Our ability to attract and maintain internet users
•	The overall economic environment of China and whether we are able to weather any prolonged periods of economic slow-down or recession.
•	Our ability to price our advertising inventory and services competitively against new and existing competitors.
•	Our ability to build on our established track record and reputation as a supplier of high quality music entertainment in a timely manner.
•
Our ability to maintain existing business relationships and to secure new advertisers and media buyers, which may be affected by the general economic or political conditions in our local and overseas markets.

•	Our ability to introduce new products, services and features to capture a wider group of consumers and to cater to different and changing consumers’ preferences.

Please refer to the section “Risk Factors” herein for further information on factors that may affect our revenue.

In 2007, our revenues grew by 227% from $201,778 in 2006 to $659,916 in 2007 primarily resulting from increased advertising sales delivered by new agency partnerships in China. The increase in revenue was due to the continued growth in sales of our internet brand advertising services, and our mobile music services. Sales of our internet advertisement inventory increased by $376,304 or 220%, whereas sales of our mobile music services increased by $77,319 or 249%.

Internet website operations were the Company’s largest source of growth as our website features continue to gain market acceptance. The higher sales in our internet brand advertisement inventory were due to the continued expansion of our user base and internet traffic as well as our sales and marketing efforts.

In 2007, we also tested the selling of marketing and advertising on our website to our amateur artist members allowing them to promote themselves to our general user population.

GROSS PROFIT

In 2007 we experienced an increase in gross profit compared to 2006. Our gross profit was $626,081, up 227% compared to $191,285 in 2006.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

In 2006, selling, general and administrative expenses were approximately $366,591 as compared to $810,032 in 2007. This was mainly due to the increase in selling expenses, salaries and wages of in 2007 as a result of the increase in number of employees and management.

OTHER INCOME

Other income increased from approximately $586 in 2006 to $3,330 in 2007. The increase was mainly contributed by an increase in interest income.

INCOME TAX EXPENSE

Our income tax expense for 2006 and 2007 were zero as a result of the net loss for 2006 and 2007.

NET LOSS

The Company experienced a loss of $171,038 primarily due to costs related to development of new internet software and new service features of our website, as well as increased sales and administration expenses. Also contributing to our overall loss were consulting and management expenses related to business expansion and corporate development, and legal and professional expenses

LIQUIDITY AND CAPITAL RESOURCES

Our operations are funded through a combination of stockholders’ equity, borrowings and internally generated funds from our operations. Our cash and cash equivalents as at December 31, 2007 amounted to approximately $229,467.

A summary of our cash flows for the year ended December 31, 2007, for the year ended December 31 2006 and for the period from November 22, 2005 (date of inception) through December 31, 2005 is as follows:

US$	2007	2006	Nov. 22 to Dec. 31, 2005

Net cash provided by operating activities	(236,076)	(8,591)	(162,562)
Net cash (used in) investing activities	(54,430)	(201,005)	(25,502)
Net cash provided by / (used in) financing activities	516,260	77,545	332,788
Cumulative translation adjustment	(8,960)
Net change in cash and cash equivalents	216,794	(132,051)	144,724
Cash and cash equivalents at the beginning of the year	12,673	144,724	0
Cash and cash equivalents at the end of the year	229,467	12,673	144,724

LIQUIDITY AND CAPITAL RESOURCES FOR THE TWELVE MONTH PERIODS ENDED DECEMBER 31, 2007 AND 2006

CASH FLOWS IN OPERATING ACTIVITIES

We experienced negative cash flows from operations in the amount of $236,076 for the twelve month period ended December 31, 2007, primarily due to net loss from operations of $171,038, and changes in operating assets such as an increase in accounts receivable of $167,405.

For the twelve month period ended December 31, 2006 we experienced negative cash flows from operations in the amount of $8,591, primarily due to net loss from operations of $174,720.

CASH FLOWS FROM INVESTING ACTIVITIES

For 2007, net cash flows used in investing activities was $54,430 primarily representing the purchase of equipment.

For 2006 net cash flows used in investing activities was $201,005 primarily representing the purchase of the intangible asset of $153,846 and equipment of $47,159.

CASH FLOWS FROM FINANCING ACTIVITIES

Net cash flows provided by financing activities for 2007 was $516,260 representing advances from related parties of $65,945, and proceeds from the issuance of stock of $526,815. For 2006 net cash flow provided by financing activities was $77,545 representing advances from related parties of $77,545.

LIQUIDITY

Our growth plans may require additional funding from outside sources. We intend to pursue discussions with existing shareholders, third party financing sources and potential lenders to ensure access to funds as required. Our future liquidity will depend on our revenue growth and our ability to sell our products and services at positive gross margins and control our operating expenses. Over the coming twelve months, we expect to spend approximately $3,500,000 for operating expenses assuming revenue growth and no significant change in marketing or product development strategies. We expect to meet these capital needs from sales revenues and, to the extent we do not have sufficient revenues from our existing cash reserves or other external sources of financing.

If we are unable to generate sales revenues sufficient to meet these capital needs we may have to seek to raise additional funds through capital or debt financing to fund the Company’s operations. We can give no assurances that we will be able to obtain additional capital or that any additional capital that we are able to obtain will be on favorable terms or sufficient to meet our needs. In the event that we do not have sufficient funds necessary to fund our plan of operations for the next 12 months, we may be required to scale down our Sales and Marketing expenses.

The accompanying consolidated financial statements contemplate continuation of the Company as a going concern due to the Company’s current year net loss of approximately $171,038. However, substantial doubt to continue as a going concern is raised and realization of a major portion of the assets in the accompanying consolidated balance sheet is dependent upon the continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements and the success of its future operations.

On a long-term basis, our liquidity will be dependent on establishing profitable operations, receipt of revenues, additional infusions of capital and additional financing. If necessary, we may raise capital through an equity or debt offering. However, there can be no assurance that we will be able to obtain additional equity or debt financing in the future, if at all. If we are unable to raise additional capital, our growth potential will be adversely affected.

TRENDS, EVENTS, AND UNCERTAINTIES

Demand for our services and products will be dependent on, among other things, market acceptance of our concept and general economic conditions, which are cyclical in nature. Our business operations may be adversely affected by our competitors and prolonged recessionary periods. We are in the process of seeking additional financing to accelerate our business plan. There is no assurance additional financing will be available, or if available, that it will be available on reasonable terms. Even if we do obtain such financing, there is no assurance that we will be able to generate profitable operations.

ACCOUNTS RECEIVABLE AND PROVISION FOR BAD DEBTS

Accounts receivable, net of provision for bad debts, are presented at net realizable value. The Company periodically records a provision for bad debts based on management’s judgment resulting from an evaluation of the collectability of accounts receivable by assessing, among other factors, our customer’s willingness or ability to pay, repayment history, general economic conditions, and the ongoing relationship with our customers. The total amount of this provision is determined by first identifying the receivables of customers that are considered to be a higher credit risk based on their current overdue accounts, difficulties in collecting from these customers in the past, and their overall financial condition. For each of these customers, the Company estimates the extent to which the customer will be able to meet its financial obligations and records a provision that reduces our trade receivable for that customer to the amount that is reasonably believed will be collected. Additional provisions may be required in the future if the financial condition of our customers or general economic conditions deteriorate, thereby reducing net earnings.

Impairment of long-lived assets

We review property, plant and equipment and purchased intangible assets for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. Our asset impairment review assesses the fair value of the assets based on the future cash flows the assets are expected to generate. An impairment loss is recognized when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset (if any) are less than the carrying value of the asset. When an impairment is identified, the carrying amount of the asset is reduced to its estimated fair value. Deterioration of our business in the future could also lead to impairment adjustments as such issues are identified. The accounting effect of an impairment loss would be a charge to earnings, thereby reducing our net earnings.

Taxes on earnings

We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. We have considered future market growth, forecasted earnings, future taxable income and the mix of earnings in the jurisdictions in which we operate in determining the need for a valuation allowance. In the event we determine that we would not be able to realize all or part of our net deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to earnings in the period such determination is made. Likewise, if we later determine that it is more likely than not that the net deferred tax assets would be realized, the previously provided valuation allowance would be reversed.

REVIEW OF FINANCIAL POSITION

CURRENT ASSETS

As at December 31, 2006, our current assets amounted to $12,763 representing 6.2% of our total assets of $206,633. It comprised cash and cash equivalents of $12,673, accounts receivable of $90.

As at December 31, 2007, our current assets increased to $447,611, representing 68.7% of our total assets of $651,120. It comprised cash and cash equivalents of $229,467, accounts receivable of $167,405, and other receivables and prepayments of $50,739.

Increase in cash and cash equivalents were mainly due to strong operational cash inflow.

Accounts receivable were mainly represented by amounts due from distributors. Our Company usually extended unsecured credit period to long established customers up to 3 months. Since our practice is to perform constant credit checks and pursue the past due accounts proactively, there was no material uncollectible debts identified in the past.

NON-CURRENT ASSETS

As at December 31, 2006, our non-current assets amounted to $193,870 and comprised mainly property, plant and equipment and intangible assets.

Our property, plant and equipment amounting to $55,408 were made up mainly of equipment purchasing.

As at December 31, 2007, our non-current assets amounted to $203,509 and accounted for approximately 31.3% of our total assets. No material capital expenditure items were occurred in 2007.

CURRENT LIABILITIES

Our current liabilities of $18,433 as at December 31, 2006 comprised, amount due to a shareholder of $77, business tax and government surcharges of $1,381, deferred revenue of 1,154 and other payable and accrued expenses of $15,821.

As at December 31, 2007, our current liabilities of $193,491 comprised amount due to a shareholder of $66,910, business tax and government surcharges of $14,256 and other payable and accrued expenses of $112,325.

The amount due to a shareholder was unsecured, interest free and with no fixed terms of repayment.

STOCKHOLDERS’ EQUITY

Our stockholders’ equity was $59,995 as at December 31, 2006 comprised additional paid-in capital of $153,846, registered capital of $128,205, and retained earnings of negative $222,056.

As at December 31, 2007, our stockholders’ equity amounted to $330,312 and comprised additional paid-in capital of $732,366, retained earnings of negative $393,094, and a cumulative translation adjustment of negative $8,960.

CAPITAL EXPENDITURE AND INVESTMENTS

No material capital expenditure items were occurred during the period under review.

COMMITMENTS AND CONTINGENCIES

Operating lease commitment

No material operating lease commitment was identified as at the end of 2007.

COMPARISON OF RESULTS OF OPERATIONS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2007 AND DECEMBER 31, 2006

During the twelve months ended December 31, 2007, we experienced a net loss of $171,059. We expect to improve our income position over the next 12 months as we plan to continue growing our profitable advertising sales business in China and we expect increased revenue from our on line entertainment business.

During the twelve months ended December 31, 2007, we generated most of our revenues from our Web Advertisement Placement segment. Over the next twelve months, we plan to devote the majority of our resources to expanding and further developing our Web Advertisement Placement segment in Asia.

The following table sets forth our net revenues by each operational division for the twelve months ended December 31, 2007 and 2006:

Revenue by Segment Twelve Months Ended December 31

	2007	2006	Variance

Web Advertisement Placement	$547,053	$170,749	$376,304	(+220)%
Mobile Music Services	$108,345	$31,029	$77,316	(+249)%
Artist Self-Promotion	$4,518	$0	$4,518	n/a

In 2007, our revenues grew by 227% from $201,778 in 2006 to $659,916 in 2007 primarily resulting from increased advertising sales delivered by new agency partnerships in China.

Revenue – Internet Advertisement

During the twelve month period ended December 31, 2007, our revenue for the Web Advertisement Placement segment was $547,053. Compared to the 2006 figure of $170,749, we experienced an increase of revenue of 220% from the comparable twelve month period ending December 31, 2006, which is attributable to expanding our sales force through creating partnerships with established advertising agencies in China.

Revenue – Mobile Music Services

During the twelve month period ended December 31, 2007, our revenue for the Mobile Music Services segment was $108,345. We experienced an increase of revenue of 249% from the comparable twelve month period ending December 31, 2006 of $31,029, which is attributable to expanding our sales force through creating partnerships with advertising agencies and mobile service providers (“SP”s) in China.

REVENUE – ARTIST SELF PROMOTION

During the twelve month period ended December 31, 2007, we began a program for artist members called Artist Self-Promotion which brought in revenue of $4,518. As this was a new product segment, there were no comparables with the previous twelve month period.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES -

During the twelve month period ended December 31, 2007, our selling, general and administrative expenses was $816,032. This was an increase of 121% as compared to the figure of the twelve month period ending December 31, 2006 of $366,591.

DEPRECIATION AND AMORTIZATION OF INTANGIBLE ASSETS

In 2007 we experienced non-cash expenditures of $44,791 from depreciation of fixed assets and amortization of intangible assets. This was an increase of 37% over the depreciation of fixed assets and amortization of intangible assets of $32,673 in 2006.

OTHER INCOME (EXPENSE)

In 2007, most of our other income came from interest income. Other income for 2007 was $3,330 compared to other income of $586 in 2006.

NET INCOME/LOSS

For 2007 we experienced a net loss of $171,038 compared to net loss of $174,720 in 2006.

CRITICAL ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS

•	Basis of presentation

The financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

•	Principal of consolidation

The consolidated financial statements include the financial statements of Shenzhen Sogua, Shenzhen Netmusic, Sogua Entertainment, Sogua BVI.

All significant intercompany balances and transactions within the Company have been eliminated upon consolidation.

•	Use of estimates

In preparing consolidated financial statements in conformity with US GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported periods. Significant estimates include depreciation. Actual results could differ from those estimates.

•	Cash and cash equivalents

The Company considers all highly liquid securities with original maturities of three months or less when acquired to be cash equivalents. At December 31, 2007 and 2006, the Group did not have any cash equivalents..

•	Accounts receivable and allowance for doubtful accounts

Accounts receivable consists of amounts due from customers. The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. An allowance for doubtful accounts is established and determined based on management’s assessment of known requirements, aging of receivables, payment history, the customer’s current credit worthiness and the economic environment.

•	Plant and equipment

Plant and equipment are stated at cost. Depreciation is provided principally by use of the straight-line method over the useful lives of the related assets, except for leasehold properties, which are depreciated over the terms of their related leases or their estimated useful lives, whichever is less. Expenditures for maintenance and repairs, which do not improve or extend the expected useful life of the assets, are expensed to operations while major repairs are capitalized.

	Depreciable life	Residual value
Computer equipment	3 years	0
Office equipments	5 years	0

The gain or loss on disposal of plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets, and, if any, is recognized in the statement of operations.

•	Intangible assets

Intangible assets consist of web site and domain name and are amortized using the straight—line method over their estimated useful life of 10 years.

•	Revenue recognition

Revenue is recognized in accordance with SEC Staff Accounting Bulletin No.101, “Revenue Recognition in Financial Statements”. The Company recognizes revenue when the significant risks and rewards of ownership have been transferred to the customer pursuant to applicable laws and regulations, including factors such as when there has been evidence of a sales arrangement, the performance has occurred, or service have been rendered, the price to the buyer is fixed or determinable, and collectability is reasonably assured.

•	Accumulated other comprehensive income

Accumulated other comprehensive income represents the change in equity of the Group during the periods presented from foreign currency translation adjustments.

•	Earnings (losses) per share

Basic earnings per share is computed by dividing the earnings for the year by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities including other potential common stock, including stock options and warrants, in the weighted average number of common shares outstanding for period, if dilutive.

•	Foreign currencies translation

The Group functional currency is Renminbi (“RMB”) and its reporting currency is U.S. dollars. The Company’s consolidated balance sheet accounts are translated into U.S. dollars at the year-end exchange rates and all revenue and expenses are translated into U.S. dollars at the average exchange rates prevailing during the periods in which these items arise. Translation gains and losses are deferred and accumulated as a component of other comprehensive income in stockholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations from transactions denominated in currency other than the functional currency are included in the statement of operations as incurred. The translation and transaction gains and losses was immaterial for the period ended December 31, 2007.

•	Stock-based compensation

In March 2004, the FASB issued a proposed statement, Share-Based Payment, which addresses the accounting for share-based payment transactions in which an enterpriser receives employee services in exchange for equity instruments of the enterprise or liabilities that are based on the grant-date fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments, the proposed statement would eliminate the ability to account for share-based compensation transactions using Accounting Principles Board (“APB”) Opinion No. 25, Accounting fro Stock issued to Employees, and generally would require instead that such transactions be accounted for using a fair-value-based method. In December 2004, the FASB issued SFAS No.123®, Share-Based Payment, which is a revision of SFAS No.123. Generally, the approach in SFAS No.123® is similar to the approach described in SFAS No.123. However, SFAS No.123® requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their grant-dated fair values. Pro forma disclosure is no longer an alternative.

As permitted by SFAS No.123, for 2005, the Company accounted for share-based payments to employees using APB Opinion No.25’s intrinsic value method and, as such, generally recognized no compensation cost for employee stock options.

Effective January 1, 2006, we have adopted SFAS No. 123(R)’s fair value method of accounting for share based payments. Accordingly, the adoption of SFAS No.123(R)’s faire value method may have a significant impact on the Company’s results of operations as we are required to recognize the cost of employee services receive in exchange for awards of equity instruments based on the grant-date fair value of those awards. SFAS No.123(R) permits public companies to adopt its requirements using either the “modified prospective” method or the “modified retrospective” method.

The Company adopted SFAS No.123(R) using the modified prospective method. In April 2005, the SEC delayed the effective date of SFAS No.123(R), which is now effective for public companies for annual, rather than interim periods that begin after June 15, 2005. The impact of the adoption of SFAS No.123(R) cannot be predicted at this time because it will depend on levels of share-based payment granted in the future.

•	Fair value of financial instruments

SFAS No.107, “Disclosures about Fair Value of Financial Instruments”, requires disclosing fair value to the extent practicable for financial instruments that are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

For certain financial instruments, include cash, accounts and other receivables, accounts payable, accruals and other payables, it was assumed that the carrying amounts approximate fair value because of the near term maturities of such obligations. The carrying amounts of long-term loans approximate fair value as the interest on these loans is minimal.

•	Income taxes

The Group accounts for income taxes under SFAS No.109”, Accounting for Income Taxes”. Under SFAS No.109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using exacted tax tares expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. Under SFAS No.109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

•	Impairment of assets

In accordance with Statement of Financial Accounting Standards (“SFAS”) No.144, “Accounting for Impairment of Disposal of Long-Lived Assets”, the Company evaluated it long-lived assets to determine whether later events and circumstances warrant revised estimates of useful lives or a reduction in carrying value due to impairment. If indicators of impairment exist and if the value of the assets is impaired, an impairment loss would be recognized. As of December 31, 2007, no impairment loss has been recognized.

•	Profit Appropriation

In accordance with PRC regulations, the Company is required t make appropriation s to the statutory surplus reserve and statutory public welfare fund, based on after-tax net income determined in accordance with PRC GAAP. They are non-distributable other than in liquidation.

Appropriation to the statutory surplus reserve should be at least 10% of the after-tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Statutory surplus reserve is non-distributable other than in liquidation. There was no profit appropriation for the statutory surplus reserve fund for the period ended December 31, 2007.

Appropriations to the statutory public welfare fund are made on the same basis as statutory surplus fund, at 5% and are generally optional at the discretion of the Board of Directors. There was no profit appropriation made to the statutory public welfare fund for the period ended December 31, 2007.

•	Inflation

During the period under review, inflation did not have a material impact on our financial performance.

SELLING STOCKHOLDERS

We agreed to register for resale shares of common stock by the selling stockholders listed below. The selling stockholders may from time to time offer and sell any or all of their shares that are registered under this prospectus. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not pay any underwriting fees, discounts, commissions or other expenses incurred by the selling stockholders in connection with the sale of such shares.

The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this prospectus. All information contained in the table below is based upon information provided to us by the selling stockholders and we have not independently verified this information. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

Except as indicated below, none of the selling stockholders has held any position or office with us, nor are any of the selling stockholders associates or affiliates of any of our officers or directors. Except as indicated below, no selling stockholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. No selling stockholder is a registered broker dealer or an affiliate of a broker dealer.

For purposes of this table, beneficial ownership is determined in accordance with Securities and Exchange Commission’s rules, and includes voting power and investment power with respect to shares and shares which the beneficial owner has the right to acquire within 60 days from warrants, rights, options, conversion privileges and similar obligations. The “Ownership After Offering” column assumes the sale of all shares offered.

Name of Selling Stockholder	Total Number of Shares Owned	% Share Owned	Number of Shares Acquired	Percentage of Class Upon Issuance(1)	Market Price Per Share Prior to Offering		Number of Shares of Common Stock Owned After the Offering is Complete
Alan N. Forman	10,000	0.20%	10,000	0.20%	US$	0.20	0
Apostolos Peristeris	5,000	0.10%	5,000	0.10%	US$	0.20	0
Carter Chow	5,000	0.10%	5,000	0.10%	US$	0.20	0
Chan Ho Wah Leo	5,000	0.10%	5,000	0.10%	US$	0.20	0
Chan Hoi Kwong Paul	5,000	0.10%	5,000	0.10%	US$	0.20	0
Chan Oi Wah Melanie	5,000	0.10%	5,000	0.10%	US$	0.20	0
Christopher Tze Chern Wee	10,000	0.20%	10,000	0.20%	US$	0.20	0
Colleen O’Neill	5,000	0.10%	5,000	0.10%	US$	0.20	0
Daniel Yue Shan Ko	5,000	0.10%	5,000	0.10%	US$	0.20	0
Dennis Tanjeloff	25,000	0.49%	25,000	0.49%	US$	0.20	0
Douglas Scott	50,000	0.98%	50,000	0.98%	US$	0.20	0
Gene Forrest	10,000	0.20%	10,000	0.20%	US$	0.20	0
Han Bing	5,000	0.10%	5,000	0.10%	US$	0.20	0
Henry Lui Ki Lai	5,000	0.10%	5,000	0.10%	US$	0.20	0
ICBM Capital Management, LLC(4)	316,166	6.20%	31,616	0.62%	US$	0.20	284,550
Jacinto Santana Cuevas	2,500	0.05%	2,500	0.05%	US$	0.20	0
Joe Leong Sai Cheong	5,000	0.10%	5,000	0.10%	US$	0.20	0
Jorge Santana	2,500	0.05%	2,500	0.05%	US$	0.20	0
Julianne Forrest(2)	100,000	1.96%	100,000	1.96%	US$	0.20	0
Lau Shui Kuen Lily	5,000	0.10%	5,000	0.10%	US$	0.20	0
Lee Yuk Yip Peggy	5,000	0.10%	5,000	0.10%	US$	0.20	0
Liu Li Min	5,000	0.10%	5,000	0.10%	US$	0.20	0
Lui Long Cheng	5,000	0.10%	5,000	0.10%	US$	0.20	0
Marc Tanjeloff	5,000	0.10%	5,000	0.10%	US$	0.20	0
Marc Weill	20,000	0.39%	20,000	0.39%	US$	0.20	0
Marisa Chung	10,000	0.20%	10,000	0.20%	US$	0.20	0
Nedy Santana	50,000	0.98%	50,000	0.98%	US$	0.20	0
Pier Christiaan De Vries	5,000	0.10%	5,000	0.10%	US$	0.20	0
Richard A. Baquero	15,000	0.29%	15,000	0.29%	US$	0.20	0
Robert Teixeira	10,000	0.20%	10,000	0.20%	US$	0.20	0
Shi Lei	5,000	0.10%	5,000	0.10%	US$	0.20	0
Sylvia Chan	35,000	0.69%	35,000	0.69%	US$	0.20	0
Tam Cheuk Ling	5,000	0.10%	5,000	0.10%	US$	0.20	0
Vickie Wang	5,000	0.10%	5,000	0.10%	US$	0.20	0
Wai Kit Yung Belinda	5,000	0.10%	5,000	0.10%	US$	0.20	0
Wai Lai Yung	5,000	0.10%	5,000	0.10%	US$	0.20	0
William Yung	80,000	1.57%	8,000	0.16%	US$	0.20	72,000
Worldwide Gateway Co. Ltd.(3)	223,834	4.39%	22,384	0.44%	US$	0.20	201,450
Fei Lik International Ltd.	1,620,249	31.77%	162,000	3.18%	US$	0.20	1,458,249
Keen Value Profits Ltd. (5)	1,190,000	23.33%	119,000	2.33%	US$	0.20	1,071,000
Total Number of Shares	5,100,000	100.00%	798,000	15.65%			4,302,000

(1) Based upon 5,100,000 shares of common stock outstanding as of July 31, 2008.
(2) Ms. Forrest is the wife of Michael Wainstein, our Director and principal equity holder of Private Capital Group, LLC, which is afifty percent (50%) shareholder of Private Capital Group (BVI) Limited, one of our principal shareholders.
(3) Lai Yung Wai has voting and investment control over the shares held by Worldwide Gateway Co. Ltd. Ms. Wai disclaims beneficial ownership of these securities.
(4) Michael Wainstein has voting and investment control over the shares held by ICBM Capital Management LLC. Mr. Wainstein disclaims beneficial ownership of these securities.
(5 Baoyu Ding and Eric Wong have voting and investment control over the shares held by Keen Value Profits Ltd. Mr. Ding and Mr. Wong disclaim beneficial ownership of these securities.

Our selling security holders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from the selling security holders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling security holders), may sell their shares of common stock from time to time at the fixed price of $1.00 per share during this offering and non-affiliated selling security holders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from the selling security holders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling security holders), may sell their shares of common stock from time to time at the fixed price of $1.00 per share or until our securities are quoted on the OTCBB or securities exchange and thereafter at prevailing market prices or privately negotiated prices or on any stock exchange or automated inter-dealer quotation system on which our common stock may be listed or otherwise at fixed prices that may be changed, at market prices prevailing at the time of sale, or at prices otherwise negotiated. In a post-effective amendment to this registration we will disclose pledgees, donees and other transferees of the selling security holders, if any, as selling security holders. The selling security holders may sell their shares of common stock by one or more of the following methods, without limitation:

(a)	block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

(c)	ordinary brokerage transactions and transactions in which the broker solicits purchases;

(d)	privately negotiated transactions;

(e)	short sales;

(f)	through the distribution of the shares by the selling security holder to its partners, members or stockholders;

(g)	one or more underwritten offerings on a firm commitment or self-underwritten basis; and

(h)	any combination of any of these methods of sale.

The shares may also be sold in compliance with Rule 144 of the Securities Act, after the end of the applicable holding periods, as then in effect.

The selling stockholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agents or acquire the common stock as principals.

Any broker or dealer participating in such transactions as agent may receive a commission from the selling stockholders, or if they act as agent for the purchaser of such common stock, from such purchaser. The selling stockholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling stockholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker’s or dealer’s commitment to the selling stockholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. If applicable, the selling stockholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above. We can provide no assurance that all or any of the common stock offered will be sold by the selling stockholders.

We are bearing all costs relating to the registration of the common stock. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling stockholders must comply with the requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, in the offer and sale of the common stock. In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and we have informed them that they may not, among other things:

1.	engage in any stabilization activities in connection with the shares;

2.	effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution; and

3.
bid for or purchase any of the shares or rights to acquire the shares or attempt to induce any person to purchase any of the shares or rights to acquire the shares, other than as permitted under the Securities Exchange Act of 1934.

LEGAL PROCEEDINGS

We may be subject to legal proceedings, investigations and claims incidental to the conduct of our business from time to time. We are not currently a party to any litigation or other legal proceedings brought against us. We are also not aware of any legal proceeding, investigation or claim, or other legal exposure that has a more than remote possibility of having a material adverse effect on our business, financial condition or results of operations.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages and positions as of the date of this prospectus are listed below.

Name	Age	Position Held with our Company

LI Feng	38	Chairman and Chief Executive Officer
Lillian JUNG	37	Financial Controller
XIONG Yunbo	36	Chief Operating Officer
DING Jizhong	26	Chief Technology Officer
WONG Chiyuen	45	Non-Executive Director
DING Baoyu	42	Non-Executive Director
YUNG Ying Wai, William	39	Non-Executive Director
Michael WAINSTEIN	36	Non-Executive Director

Officers are appointed annually by the Board of Directors, after our annual meeting, to hold such office until an officer's successor has been duly appointed and qualified, unless an officer sooner dies, resigns or is removed by the Board.

Background of Executive Officers and Directors

LI Feng (Ben Li) – Chairman and Chief Executive Officer

Ben Li has been the Chairman and Chief Executive Officer of Sogua since December 2005. Under his tenure, the Company has grown into a leading website in music search and entertainment in China. Mr. Li graduated from Xi’an Electronic Technology University, China with a bachelor degree in Electronic Engineering and received a MBA from City University of Hong Kong. Prior thereto and from January, 2004, Mr. Li was the Senior Manager of GCCVC, the venture capital investment company formed by the CITIC Group and the investment arm of Shenzhen Provincial Government, where he invested in successful projects including Sogua, Kugoo.com and other internet companies.

Mr. Li’s 14 years of Information Technology (“IT”) and finance experience within the Chinese IT industry is expected to contribute significantly to the success of the Company’s operations in China. In addition to Sogua, Mr. Li has also served has Chief Executive Officer of Sogua’s subsidiary Shenzhen Netmusic Technology Co., Ltd. since August 2007, and served as Chief Executive Officer of Shenzhen Sogua Networking Technology Limited from October 2005 to August 2007. Before this, Mr. Li was Senior Manager of GCCVC Company from January 2004 to September 2005. He also founded Shenzhen Highway IT Company in 1999, was Assistant to Deputy General Manager of ZTE Corporation, responsible for marketing, from 1996 to 1999, and was the Operational Manager of CCT Telecom (Congo) from 1998 to 1999. Further, Mr. Li held the position of Engineer in Guangzhou Post and Telecommunications Equipment Company from 1993 to 1995.

Employment Agreement. On August 22, 2007, Mr. Li entered into an Employment and Confidentiality Agreement with Netmusic Technology Limited (“Netmusic”) whereby Mr. Li agreed to serve as Netmusic’s Chief Executive Officer for a term of one (1) year. Under the Employment and Confidentiality Agreement, Mr. Li shall receive a base salary of RMB$600,000 per annum, of which 60% or RMB$30,000 shall be paid monthly and 40% or RMB$20,000 per month shall accrue and be paid within 1 month of Netmusic achieving and reaching its revenue milestones for the year (as set out by the Board of Directors). Mr. Li shall also receive a variable component of compensation based on Netmusic’s achievement of certain performance milestones to be determined by the Board of Directors. The Employment and Confidentiality Agreement also contains a confidentiality provision, requiring Mr. Li to not reveal to the public certain company information, and a non-competition provision that takes effect for the term of the agreement and for a period of two years after the expiration or termination of the agreement. The employment agreement can be terminated by the Company prior to the expiration date of the agreement only for “good cause” as defined in the agreement, and only after providing Mr. Li thirty (30) days prior written notice and/or paying him thirty (30) days of severance pay.

Lillian JUNG – Financial Controller

Lillian Jung joined Sogua in September 2007 as Financial Controller responsible for the Group’s financial planning and conversion of its accounting system from PRC GAAP to US GAAP. Prior to joining Sogua, Ms. Jung was a senior accountant supervisor at Boyd Corporation’s Shenzhen office between July 2006 and February 2007, responsible for reporting and reconciling financials with other US divisions. Before this, Ms. Jung was a financial analyst at Bank of America Securities, Prime Brokerage division in New York City from April to December 2005, and a revenue analyst at the Mohegan Sun Casino and Resort in Unacasville, Connecticut from March 2004 to March 2005. Ms. Jung also served as an assistant financial controller at Urban Home Ownership Corporation from May 2003 to February 2004 and worked as accounting supervisor in Huahai Trading Company in Shenzhen, PRC from July 1989 to July 1999.

Ms. Jung graduated summa cum laude from Monroe College, New York, with a bachelor of business administration degree in accounting, and magna cum laude from College of Technology, New York, with an associate degree in applied science, majoring in computerized Accounting. Her 18 years of accounting experience in the United States and China enterprises has given Ms. Jung a thorough understanding of accounting systems in both countries.

XIONG Yunbo (Kevin Xiong) – Chief Operating Officer and Director

Kevin Xiong has been the Chief Operating Officer of Sogua since October 2005 and the Chief Operating Officer of Shenzhen Netmusic Technology Co., Ltd. since August 2007. He also served as Chief Operating Officer of Shenzhen Sogua Networking Technology Limited from October 2005 to August 2007. Before joining Sogua, Mr. Xiong worked in multi-national IT corporations in China and Hong Kong with extensive experiences in marketing, operation, senior management and business development. He was business development manager of Sunday, a wireless GSM and 3G operator in Hong Kong, from May 2004 to October 2005. Mr. Xiong also gained senior management experience from two internet security providers, serving as vice general manager at Hong Wang Networking from February 2002 to May 2004 and General Manager of South China at ISS China from December 1999 to February 2002. Prior to that, he was a business manager of AMP China, a world leading electrical connector provider. Mr. Xiong has gained a strong technical background while serving as system analyst for Motorola China from 1995 to 1996 and programmer in Tiantai Wireless Co., Shenzhen, PRC between 1993 and 1995.

Mr. Xiong graduated from Xi’an Electronic Technology University, China with a bachelor degree in Computer Science. His 14 years of technical and business development experience in associated industries, including wireless operators, internet security providers and hardware manufacturers, has given Mr. Xiong broad exposures and extensive relationships with key suppliers and strategic partners.

Employment Agreement. On August 22, 2007, Mr. Xiong entered into an Employment and Confidentiality Agreement with Netmusic Technology Limited (“Netmusic”) whereby Mr. Xiong agreed to serve as Netmusic’s Chief Operating Officer for a term of one (1) year. Under the Employment and Confidentiality Agreement, Mr. Xiong shall receive a base salary of RMB$480,000 per annum, of which 60% or RMB $24,000 shall be paid monthly and 40% or RMB$16,000 per month shall accrue and be paid within 1 month of Netmusic achieving and reaching its revenue milestones for the year (as set out by the Board of Directors). Mr. Xiong shall also receive a variable component of compensation based on Netmusic’s achievement of certain performance milestones to be determined by the Board of Directors. The Employment and Confidentiality Agreement also contains a confidentiality provision, requiring Mr. Xiong to not reveal to the public certain company information, and a non-competition provision that takes effect for the term of the agreement and for a period of two years after the expiration or termination of the agreement. The employment agreement can be terminated by the Company prior to the expiration date of the agreement only for “good cause” as defined in the agreement, and only after providing Mr. Xiong thirty (30) days prior written notice and/or paying him thirty (30) days of severance pay.

DING Jizhong (Alan Ding) – Chief Technology Officer and Director

Alan Ding is the founder of Sogua, and he has held the position of Chief Technical Officer since October 2005. An enthusiast in information system and internet technologies, he co-founded Sogua.com and Kugoo.com, leading peer-to-peer portals in China, with two other college friends in 2000 while still studying at university. Prior to his officer position with the Company, Mr. Ding worked for Guangzhou Seeklong Technologies Limited from March 2003 to September 2005. In 2000 he graduated from the Zhejiang School of Economics and Trade in China with a bachelor degree in economics information.

Mr. Ding is in charge of the Company’s technology strategic direction and website system architecture design. Mr. Ding leads the technical team and oversees Sogua website’s technical management, development and maintenance.

Employment Agreement. On August 22, 2007, Mr. Ding entered into an Employment and Confidentiality Agreement with Netmusic Technology Limited (“Netmusic”) whereby Mr. Ding agreed to serve as Netmusic’s Vice President Technology for a term of one (1) year. Under the Employment and Confidentiality Agreement, Mr. Ding shall receive a base salary of RMB$360,000 per annum, of which 60% or RMB $18,000 shall be paid monthly and 40% or RMB$12,000 per month shall accrue and be paid within 1 month of Netmusic achieving and reaching its revenue milestones for the year (as set out by the Board of Directors). Mr. Ding shall also receive a variable component of compensation based on Netmusic’s achievement of certain performance milestones to be determined by the Board of Directors. The Employment and Confidentiality Agreement also contains a confidentiality provision, requiring Mr. Ding to not reveal to the public certain company information, and a non-competition provision that takes effect for the term of the agreement and for a period of two years after the expiration or termination of the agreement. The employment agreement can be terminated by the Company prior to the expiration date of the agreement only for “good cause” as defined in the agreement, and only after providing Mr. Ding thirty (30) days prior written notice and/or paying him thirty (30) days of severance pay.

WONG Chi Yuen (Eric Wong) – Non-Executive Director

Mr. Wong has served as a Non-Executive Director of the Company since January 1, 2008. Contemporaneously therewith, Mr. Wong has been the Investment Manager of CITIC International Assets Management Limited since November 2002. He held the position of Assistant Manager at CITIC Ka Wah Bank, Hong Kong from September 1997 to November 2002. Before joining CITIC, Mr. Wong was deputy general manager of Indar Far East Co. Ltd. from 1994 to 1996. Mr. Wong has a masters degree in marine biology from The Third Institute of Oceanography in Xiamen, PRC and a bachelor degree in marine biology from Xiamen University, PRC.

DING Baoyu – Non-Executive Director

Mr. Ding has served as a Non-Executive Director of the Company since January 1, 2008. Contemporaneously therewith, Mr. Ding has been the General Manager of Shenzhen GuoCheng Century Venture Capital Co. Ltd. (“GCCVC”) since April 2003, and he held the position of Vice General Manager in the same corporation from August 1997 to April 2003. Before joining GCCVC, Mr. Ding was manager of Shenzhen Buster Merieux Bio-Tech Limited from January to August 1997 and sales manager at Shenzhen Kangtai Biological Products Co. Ltd. from 1991 to 1996. Mr. Ding received both his masters degree and bachelor degree in chemical engineering from Qinghua University.

YUNG Ying Wai (William Yung) –Non-Executive Director

William Yung has served as a Non-Executive Director of the Company since June 16, 2008. He has also been the Director and managing partner of Emerge Partners, a corporate financial advisor and private equity consulting firm, since December 2001. He has over 15 years experience in Greater China, particularly experienced in structuring cross-border corporate transactions in Greater China. He has a strong understanding of private equity and public equities markets, plus operational experience in high growth businesses.

Prior to joining Emerge Partners, Mr. Yung worked for Techpacific Capital as Vice President of Operations from August 2000 to December 2001. From August 1999 to August 2000 he was Business Development Director of HelloAsia Corporation. He was the General Manager of Metrosun Investments for Hong Kong and Southern China from November 1997 to August 1999. In 1991, Mr. Yung received his bachelor of commerce degree in finance and accounting from the University of Alberta with first class standing.

Michael Wainstein – Non-Executive Director
Michael Wainstein has served as a Non-Executive Director of the Company since October 15, 2007. He has also served as a founder of Private Capital Group, LLC (“PCG”) since its formation in 2001 and through such has made direct investments and assisted in either founding or turning around a number of businesses. Most recently, through PCG, in 2006, Mr. Wainstein has co-founded EnterConnect Inc., a designer and seller of intranet/extranet portal products, of which he currently serves as its Director. Concurrently and simultaneously therewith, Mr. Wainstein, in 2007,through PCG co-founded Innovation Fuels, a producer of biodiesel. Michael is a graduate of New York University with a Bachelor of Arts degree in Economics and a graduate of New York Law School. He is admitted to the New York Bar.

EXECUTIVE COMPENSATION
Summary Compensation Table

Name and Principal Position	Year Ended Dec. 31,	Salary ($)	Bonus ($)	Stock Awards ($)*	Option Awards ($)*	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)
Ben Li	2007	20,629		-0-		-0-	-0-	-0-
Chairman/CEO	2006	-0-
	2005	-0-

Kevin Xiong	2007	22,801		-0-		-0-	-0-	-0-
COO	2006	13,571
	2005	2,200

Alan Ding	2007	19,544		-0-		-0	-0-	-0-
CTO	2006	13,571
	2005	2,200

Lillian Jung	2007	3,257		-0-		-0-	-0-	-0-
Financial	2006	-0-
Controller	2005	-0-

WONG Chiyuen	2007	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Non-Executive	2006	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Director	2006	-0-	-0-	-0-	-0-	-0-	-0-	-0-

DING Baoyu	2007	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Non-Executive	2006	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Director	2005	-0-	-0-	-0-	-0-	-0-	-0-	-0-

YUNG Ying Wai,	2007	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Non-Executive
Director

Michael Wainstein	2007	0-	0-	-0-	-0-	-0-	-0-	-0-
Non-Executive
Director

The Company’s executive compensation is administered by the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGERS

The following table sets forth, as of June 30, 2008, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock, as well as by each of our current directors and executive officers and the directors and executive officers of our subsidiary as a group. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner*	Position with the Company	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(1)
LI Feng (2)	Chairman & CEO, Director	250,619	4.91%

XIONG Yunbo (3)	COO, Director	193,932	3.80%

DING Jizhong (4)	CTO, Director	145,200	2.85%

WONG Chi Yuen (5)	Non-Executive Director	297,500	5.83%

DING Baoyu (6)	Non-Executive Director	297,500	5.83%

YUNG Ying Wai	Non-Executive Director	80,000	1.57%

Michael Wainstein (7)	Non-Executive Director	316,000	6.20%

All Officers and Directors as a Group		1,580,751	31%

PCG (BVI) Limited (8)		770,765	15.11%

Keen Value Profits Limited (9)		1,190,000	23.33%

Fei Lik International Ltd.		1,620,249	31.77%

* Unless otherwise indicated, the address of the beneficial owners is c/o Shenzhen NetMusic Technology Limited, Room 1411-1412, Kaiyuan Building, No. 7001 Beihuan Road, Futian District, Shenzhen, People’s Republic of China.

(1) Based on a total of 5,100,000 shares of the Company’s common stock outstanding.

(2) LI Feng (Ben Li) is the Chairman and Chief Executive Officer and a director of the Company. Mr. Li is the sole owner of Think Sport Investment Limited. The number of shares reported herein as beneficially owned by Mr. Li includes the shares held by Think Sport Investment Limited.

(3) XIONG Yunbo (Kevin Xiong) is the Chief Operating Officer and a director of the Company. Mr. Xiong is the sole owner of Ocean Light Limited. The number of shares reported herein as beneficially owned by Mr. Xiong includes the shares held by Ocean Light Limited.

(4) DING Jizhong (Alan Ding) is the Chief Technology Officer and a director of the Company. Mr. Ding is the sole owner of Dragon Jade Limited. The number of shares reported herein as beneficially owned by Mr. Ding includes the shares held by Dragon Jade Limited.

(5) WONG Chi Yuen (Eric Wong) is a non-executive director of the Company. Mr. Wong holds 50% shareholding and voting power of Keen Value Profits Limited. The number of shares reported herein as beneficially owned by Mr. Wong includes the shares held by Keen Value Profits Limited.

(6) DING Baoyu is a non-executive director of the Company. Mr. Ding holds 50% shareholding and voting power of Keen Value Profits Limited. The number of shares reported herein as beneficially owned by Mr. Ding includes the shares held by Keen Value Profits Limited.

(7)  Michael Wainstein is a non-executive director of the Company. Includes 316,000 shares beneficially owned by ICBM Capital Management , LLC, over which Mr. Wainstein holds dispositive voting power. Mr. Wainstein’s address is 1500 Broadway, Suite 2003, New York, New York 10036.

(8) Private Capital Group (BVI) Limited’s address is P. O. Box 146, Road Town, Tortola, British Virgin Islands. Includes 208,333 shares underlying warrants

(9) Keen Value Profits Limited’s address is Suites 1401-3, Bank of America Tower, 12 Harcourt Road, Central, Hong Kong.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus, or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock, was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in any of our securities or any of our subsidiaries’. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The legality of the common stock offered by this prospectus and certain legal matters in connection with the offering will be passed upon for us by Harney Westwood & Riegels.

Our audited consolidated financial statements for the fiscal years ended December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007, have been included in this prospectus in reliance upon the report of Gruber & Company, LLC, Lake Saint Louis, Missouri, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.
.
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted for our directors, officers and controlling persons, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

BUSINESS OVERVIEW

The Sogua.com website was started by our chief technical officer Alan Ding and two other beneficial shareholders of the Company, Zhenyu Xie and Mengjie Wu in October of 2001as China’s first music search service. In August of 2004, they received seed investment from Shenzhen Chengfeng Management Consulting Co., Ltd a limited liability company registered in the PRC.

Shenzhen Sogua was founded in November 2005 and purchased the Sogua.com website and its operations in or around November 2005. In January 2006, we began developing our own content including the community and entertainment channels of the Sogua.com website. We began commercial operations by offering online advertising services on our website in January, 2006. We have grown significantly since we commenced operations. Our total monthly Page Views increased from approximately 150 million in December 2005 to approximately 500 million in December 2007 and to 681 million in March 2008. In the same time period, our total registered user numbers increased from 500 thousand in December 2005 to 3.5 million in December 2007 and to over 4.2 million in March 2008. We intend to continue to leverage our broad user and customer base, brand recognition, and proven music search technology to further capture the opportunities presented by the rapid growth of Internet usage in China.

Overview

We are the leading Chinese language Internet music entertainment provider according to ChinaLabs.com, a leading market research and consulting firm specializing in China’s Internet industry (www.chinalabs.com). According to both ChinaLabs.com’s 2008 Q2 China Music Website Market Share Survey Report Summary and their 2008 June China Music Website Market Share Survey Report Summary, Sogua.com is the number 1 internet music website as ranked by market share. As measured by user traffic that reflects page views and reach, on August 1, 2008, our Sogua.com website on a 3 months average traffic ranking, was the 72nd largest website in China, according to www.chinarank.org.cn the official ranking website of the China Internet Network Information Centre (CNNIC) which is operated by the Chinese Academy of Sciences.

The main services that we offer to our internet users are our Community Channel (commonly referred to as “Social Networking”), Entertainment Channel, Music Channel, and Music Related Software Applications. Our main revenues are currently generated through paid advertising, and mobile music download.

We provide independent artists with an online platform to show their talents and our music loving users with convenient access to entertainment news, and the music and videos of their favorite amateur artists. Our services are designed to enable Internet users to find relevant music related information and media online, including Chinese language web pages, news, images and multimedia files, through links provided on our websites. We provide users of our Internet Website Portal with the latest Web 2.0 features and our leading edge online entertainment Software

As of March 31, 2008 we had 4,199,000 registered users. Many of these registered users are independent amateur artists that create their own content consisting of Blogs, homepages, music lyrics, music audio tracks and music videos which they upload to our Sogua.com website for the enjoyment of Sogua.com’s users. The Company generates the majority of its revenues from online advertising and MVAS offerings.

Market Opportunity

In a study published by the Chinese National Bureau of Statistics, China’s gross domestic product (GDP) reached $2.7 trillion in 2006, representing a 10.7% year-on-year growth rate. There were 461 million mobile phone users in China according to a February 2006 Report issued by China’s Ministry of Information Industry. The large user base makes China an attractive market for the Company to expand its product offerings and to grow its revenue streams.

China Internet Industry

According to the official China Internet Network Information Center (“CNNIC”), as of December 2007, China internet users numbered 210 million people. This was a 53 percent jump from 137 million Chinese Internet users reported at December 2006. According to the CNNIC website, "Currently China's online population is about 50 million less than that of the United States and is the world's second-largest", and "CNNIC forecasts that (China) will become the largest online country in 2008". According to the latest survey by CNNIC, China has 90.7 million broadband users. The large broadband adoption creates opportunity for the online industry, in particular in the areas of audio and video-based products and services for Internet users and in the area of rich media and video advertising. With the Chinese government expected to issue 3G wireless licenses in the near future, the 3G mobile network may open China’s online gateway to its mobile users, which may create additional business opportunities for Sogua, of which there can be no assurance.

China Internet Advertising

Online advertisements include text links, buttons, banners and other graphical advertisements. Advertisers purchase online advertising products directly from website operators or indirectly through advertising agents. According to iResearch a leading market research and consulting firm specializing in China’s Internet industry, there is still a large room for growth in internet advertising industry. In iResearch’s China Advertising Research Report 2007 Q2, in of Q2 2007, the Internet Advertising Sector reached Rmb 2.278Billion an increase of 32.4% from Q1, and 62.8% increase from Q2 2006. iResearch estimates that for the year 2007, the China Online Advertising sector will exceed Rmb 10 Billion. The 2008 Olympics in Beijing will have a strong positive effect on the Online Advertising sector in China. iResearch predicts that there will be dramatic growth in vertical online media companies in 2007, and their market share will grow correspondingly. There is expected to be a diversification into multiple forms of online advertising including rich media, video, audio, and game embedded advertising. Online Advertising will attract greater numbers of Advertisers interest and trust.

China Internet Music

According to iResearch’s China Online Music Research Report 2007, the size of the Digital music industry is continuing to grow with online music growing particularly fast. According to the report, in 2006, the worldwide online music industry was worth US$1.7Billion, and is expected to have grown to US$2.7 Billion in 2007. They forecast that by 2011, the worldwide online music industry will reach US$6.6 Billion. Also according to iResearch, by 2006 the number of online users downloading or listening to music in China exceeded 120 million. It is forecast that the number will exceed 145 million in 2007, and 200 million in 2009.

Online Social Networking in China (“China Web 2.0”)

China Internet communities developed rapidly in 2006, internet users build communities for mutual interest groups and topics, thereby creating an online community culture, setting trends and creating content. Social networking has several unique characteristics including highly interactive features, high user specific relevancy, and high loyalty or stickiness due to the creation of peer networks and peer referrals. These characteristics provide high attractiveness for advertising, ecommerce, and value-added services.

Online music communities have gained good traction, providing a convenient platform for various music lovers to share and showcase their original music and performances, and have very good interaction holding online karaoke gatherings, and community competitions. These online activities greatly enhanced the entertainment content and traction within the online communities. Users further enhance their online experience with building friendship, interacting and gaming through online entertainment.

Karaoke in China

According to research conduct by karaoke media research company KTV8848.com, karaoke is one of the most popular forms of entertainment for the young generation of China. There are currently more than 100,000 karaoke’s in China, with close to 100 million frequent karaoke customers. Average annual spending per customer is at least US$14 per session. With the advancement in network technologies and widespread internet coverage, online entertainment usage and technical services are going to combine with traditional karaoke platforms. Sogua is well positioned to lead the way in providing services to bring online interactivity to karaoke entertainment for music lovers nationwide.

Our Strengths

We believe we have built a leading online brand, which is viewed positively by the public. In April of 2007, Sogua was named one of the top 100 Internet companies in China and one of the top 50 Internet brands by DCCI (the Data Centre of the China Internet). We also believe we have a strong network with professional and amateur artists alike who cooperate with Sogua to promote their work, their identities, and celebrity status.

With our feature rich applications and web services, we provide a strong community experience for our users helping to solidify user loyalty to the Sogua brand. We have developed a strong Music service technology platform combining online and offline entertainment. Our dedication to continuous technology innovation and improvement of user experience is one of our key strengths. We have a seasoned management team and an innovative technical team.

Our Strategies

Our objective is to become the largest entertainment community and Music technology and services provider in China. Our business strategies include the following:

Expand and Enhance Our Product Offerings. We plan to continue to invest in the development of our Website channels and software applications. We intend to continuously develop further community tools, entertainment software, and online entertainment services.

Strengthen Our Technology and Operational Platforms. We plan to further strengthen our content delivery infrastructure technology in order to continuously enhance the operating quality and stability of our website and entertainment services. We believe that our continued investment in the development of new operating and network technologies will enable us to provide a feature-rich and highly scalable entertainment platform.

Enhance User Experience and Increase Traffic. We plan to continuously improve our users’ experience in order to increasing traffic to our website. We plan to develop and introduce new features and functions to our website channels, including new forms of karaoke, multimedia delivery, and user content generation tools.

Continue to Attract and Retain Quality Development Talent. We intend to continue to aggressively recruit and acquire high-quality personnel by leveraging the business success of Sogua.com and our innovation-focused corporate culture. We plan to target seasoned technology experts with proven online application development expertise. To achieve this goal, we also plan to actively evaluate potential acquisition opportunities. Additionally, we intend to provide our employees with appropriate incentives to motivate and reward strong performance, such as providing advancement opportunities, training, a more flexible working environment and an employee incentive plan. We organize different kinds of on-the-job training for employees at different levels, such as introductory training for new entry employees and advanced management training for senior management.

Grow Online Marketing Business. We intend to grow our online marketing business by attracting potential customers and increasing spending per customer on our services. We plan to address the specific needs of our customers by offering individual products and services and tailored solutions to maximize the effectiveness of their marketing efforts. We aim to better understand their online marketing needs through regular customer dialogues, cross selling of our various products and services and introduction of new and innovative online marketing solutions.

Pursue Opportunities for Acquisitions, Strategic Joint Ventures and Opportunistic Investments. We intend to pursue selective strategic acquisitions of businesses, assets and technologies that complement our existing capabilities and business. Successful execution of our acquisition strategy will allow us to increase user traffic, enlarge our customer base, expand our product offerings and reduce customer acquisition costs.

Our Users

We have grown significantly since we commenced operations. Our total monthly Page Views increased from approximately 150 million in December 2005 to approximately 500 million in December 2007 and to 681 million in March 2008. In the same time period, our total registered user numbers increased from 500 thousand in December 2005 to over 3.5 million in December 2007 and to over 4.2 million in March 2008. We hope to continue to leverage our broad user and customer base, brand recognition, and proven music search technology to further capture the opportunities presented by the rapid growth of Internet usage in China.

*PV in the table above stands for page views.

Website Statistics

Daily page views & net registered users

Average Time on Site

Registered Blogs / User Homepages

Jul-2007	Aug-2007	Sep-2007	Oct-2007	Nov-2007	Dec-2007
1,326,843	1,429,201	1,574,146	1,732,463	1,911,173	2,133,923

Jan-2008	Feb-2008	Mar-2008
2,366,498	2,581,562	2,812,295

User Created MP3 Uploads

Jul-2007	Aug-2007	Sep-2007	Oct-2007	Nov-2007	Dec-2007
846,585	907,995	971,265	1,032,149	1,085,069	1,134,731

Jan-2008	Feb-2008	Mar-2008
1,176,791	1,211,620	1,246,371

Consumer Products and Services

Our product offering currently consists of our Sogua.com website and our interactive entertainment software. Our website currently consists of 3 main channels, and our main software products are the Sogua Audio Player “XunTing”, and the multimedia Sogua Karaoke Player “Sogua KK”.

Sogua Community Channel

Sogua’s Community channel aims at providing a user-generated platform for information and entertainment and promoting the community experience for our users. We have built an active community of users who participate interactively with our website and with each other via our website. Features on our Community Channel include user customized homepages (now commonly called “Blogs”) where members have built large numbers of interactive homepages on our website; uploads of user generated content in the form of Photos, Music, Video, and Multimedia files; a bulletin board system (“BBS”); and online radio “podcasts.”

Sogua Entertainment Channel

Sogua’s Entertainment Channel offers extensive coverage of local and international entertainment news and events; celebrity gossip and celebrity photos; information and reviews of local and international movies, television programs, plays, and operas; information on popular and classical music; and also offers casual games.

Music Channel

Sogua’s Music Search. Music Search enables people to easily find music, songs, lyrics, ring tones and other multimedia files on the Internet. The users can also sort our Music Search links by various categories, such as lists of top pop songs and singers, which are updated automatically based on an algorithm calculated by the number of clicks.

Sogua MTV / Videos. Sogua MTV / Video is an interactive online video platform that provides the latest, high-quality and easy-to-use interactive video products. Music Video searches can be as easily conducted as Music searches.

Sogua Rankings and Billboard (rankings of the top rated artists, songs, albums, and music videos). Sogua’s Search Ranking provides listings of top search terms based on daily search queries entered on Sogua.com. The listings are organized by categories and allow users to easily locate popular search terms on topics of interest.

Sogua Music Box. Music Box provides Sogua’s users with customizable music services. It tailors music playlists / favorites / preferences according to the user’s desired settings, and allows users to easily access their favorite music and MTV’s sorted by artist, genre, mood, according to user programmable preferences.

SOFTWARE

The Sogua Player or “XunTing”

XunTing is our newly developed integrated music player, it supports online streaming of music as well as music playing on a local PC. By using peer-to-peer (“P2P”) technology, XunTing music player enables immediate listening of selected audio without or prior to full download. XunTing supports all common audio formats.

Music Collection: XunTing music player enables you to collect play lists, songs, albums, etc. and saves your music preferences online in combination with the Sogua.com Music Box.

Music Recommendation: XunTing also incorporates the music recommendations of the Sogua.com music network. By using XunTing , users are able to listen to the latest hot songs, the latest albums, selected music genres, and special music themes.

The Sogua Karaoke Player or “Sogua KK”

Sogua KK is our newly developed online Karaoke program. It is an interactive multimedia player with advanced features including the following:

•	VOD recording : All files played can be recorded locally for future playback, and are displayed in the song list for use upon future logins.

•
Music Video Creation: Allows users to create their own MV’s for uploading onto the internet and sharing with fiends. Video and Audio are encoded and compressed using open source industry standard technologies. Voice and video are synchronized and users create their own “look and feel” for their music video creations.

•
Online Transcription: Sogua KK allows users one-stop operations. All their video recordings will be automatically changed into high-quality Flash Video (“FLV”) streaming documents which they can upload to their Sogua page, and facilitate sharing with all their friends.

•
Low PC Resource Requirement: Sogua KK is optimized in order to occupy a minimum of system resources. This allows users of less powerful PC’s to run Sogua KK, and users of higher specification PC’s to run Sogua KK alongside other applications.

•
Karaoke-on-Demand: Sogua KK offers full video and audio synchronization along with subtitles synchronization. Sogua KK video recording supports Window Media Video (“WMV”) files and Flash Video (“FLV”) files.

Competition

Sogua operates in the market of online music content and services Chinese users. The industry can be classified as highly competitive and rapidly changing due to the fast growing market.

Portals: Other online content/services companies, such as Sina Corporation (“Sina”), Baidu.com, Inc. (“Baidu”), Tencent Holdings Limited (“QQ”), Netease.com, Inc. (“Netease”), Sohu.com Inc. (“Sohu”) and TOM Online Inc. “(TOM Online”), compete with SOGUA for user traffic, advertising revenue, MVAS and other fee-based services. Industry consolidation, may occur as the market for the Internet in China matures, which could result in increased competition.

Vertical Players: In video content areas, SOGUA competes with domestic competitors such as Toudou, 56.com, Yogoo, 6rooms, Ku6, and 5Shows. In Blog, SOGUA’s key competitors include QQ and 51.com. Similarly, Yahoo!/Alibaba, and Baidu are our main competitors in the growing online search market in China. As SOGUA continues to broaden its range of product offerings, it expects increasing competition from these established players and possibly less well-known players in the coming years. Many of these competitors have greater financial resources and better brand recognition in their respective verticals. In addition, certain companies, especially early-stage venture-backed start-ups may be willing to compete for market share at the expense of generating revenues.

Traditional Media:  Sogua also competes for advertisers with traditional media companies, such as newspapers, television networks and radio stations that have a longer history of use and greater acceptance among advertisers. In addition, providers of Chinese language Internet tools and services may be acquired by, receive investments from, or enter into other commercial relationships with large, well-established and well-financed Internet, media or other companies.

Entertainment Software: Online entertainment software offerings from International competitors such as Microsoft Corporation, Real Networks, Yahoo’s Musicmatch, CBS Last.fm and Apple provide software applications which compete with Sogua’s products. In China Tencent’s QQ Music player; pplive, pp stream, and poco.cn also compete with our software products.

Sogua’s ability to compete successfully depends on many factors, including the quality of its content, the breadth, depth and ease of use of its services, its sales and marketing efforts, and the performance of its technology. See also “The markets for MVAS and Internet services are highly competitive, and we may be unable to compete successfully against new entrants and established industry competitors, some of which have greater financial resources than we do or currently enjoy a superior market position than we do” under the Risk Factors section.

As demand for original local content becomes increasingly strong in China, especially among young people, Sogua intends to provide the best online outlet for innovative content creation, and an excellent venue for highly personalized entertainment.

Research and Development

We have a team of experienced engineers. As of June30, 2008, our research and development staff consisted of 14 engineers, representing approximately 44% of our total staff of 32. All of our engineers are based at our principle offices in Shenzhen. We recruit most of our engineers locally and have established various recruiting programs with leading universities in China. We compete aggressively for engineering talent to help us address challenges such as multimedia encoding, file compression, information retrieval and high performance computing.

Intellectual Property

We rely on a combination of trademark, copyright and trade secret protection laws in China and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect our intellectual property and our brand. We have applied for one patent in China for our Music Search Technology and intend to apply for more patents to protect our core software technologies. We also enter into confidentiality, non-compete and invention assignment agreements with our employees and consultants and nondisclosure agreements with third parties. “Sogua” is a registered trademark in China. We have also applied to register additional trademarks and logos, including “搜刮”, “KK” and “K8” with the Trademark Office of the State Administration for Industry and Commerce in China. We have registered our domain names, including Sogua.com, Sogua.net, and Sogua.tv with Net.cn, all of which contain information that we do not desire to be incorporated by reference into this filing.

Internet, technology and media companies are frequently involved in litigation based on allegations of infringement or other violations of intellectual property rights. Furthermore, the application of laws governing intellectual property rights in China and abroad is uncertain and evolving and could involve substantial risks to us. See “Risk Factors—Risks Related to Our Business—We may face intellectual property infringement claims and other related claims, particularly in light of the recent Grokster decision, that could be time-consuming and costly to defend and may result in our inability to continue providing certain of our existing services” and “—We may be subject to patent infringement claims with respect to our P2P platform.”

Licensing Arrangements
We have licensing agreements with 31 Chinese record companies to use and promote their singers and their music to our users.

Employees

We had 8, 24 and 32 employees as of December 31, 2005, 2006 and 2007 respectively. The following table shows the number of our employees by position, as of December 31, 2007:

Functional Department	Number of Employees	Percentage of Total (%)
General Management	2	6.25
Product development	14	44
Finance and administration	3	9.5
Technical and network support	2	6
Operations and Customer service	8	25
Sales and marketing	2	6.25
Quality control	1	3
Total	32	100

Approximately 88% of our employees have earned at least a junior college degree as of December 31, 2007.

We enter into a standard one-year employment contract with most of our officers, managers and employees. These contracts include a covenant that prohibits the officer, manager or employee from engaging in any activities that compete with our business during their employment with us.
We have developed a number of employee incentives aimed at motivating our employees and retaining talent. These include opportunities for training and career advancement, and a flexible working environment. We also contribute to various employee benefit funds in accordance with relevant PRC laws and regulations, including housing, pension, medical and unemployment benefit plans. To encourage a cohesive and healthy workforce, we regularly organize sports contests and off-site events for our employees.

We usually recruit new employees through our advertising in the job-hunting websites or traditional newspapers, but also closely cooperate with professional search companies to find talented professionals. Furthermore, we encourage our current employees to refer qualified applicants for employment opportunities within our company. Referring employees typically receive a bonus payment for each hired referral.

We believe that we maintain a good working relationship with our employees and we have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations. From time to time, we also employ third-party consultants for research, development, sales, or administrative functions.

Properties / Facilities

We lease all of our premises from unrelated third parties. Our principal offices, encompassing substantially all of our operations, are located on the 14th and 17th Floors of Kaiyuan Building, No. 7001 Beihuan Rd., Futian District, Shenzhen, PRC comprising approximately 297 square meters under certain leases that expire on December 31, 2008, respectively. We believe our existing offices are adequate for our current requirements and that additional space can be obtained on commercially reasonable terms to meet our future requirements.

Our servers are hosted at the Internet data centers of China Telecom in Foshan and Shaoguan in Guangdong Province. We believe that we will be able to obtain adequate facilities, principally through the leasing of appropriate properties, to accommodate our future expansion plans.

CORPORATE STRUCTURE

Shenzhen Sogua Networking Technology Limited (“Shenzhen Sogua”) was established in China on November 22, 2005. On July 17, 2007, the shareholders of Shenzhen Sogua subscribed to certain shares of Sogua Entertainment Limited, a company incorporated on May 8, 2007 in the Hong Kong Special Administrative Region or “HKSAR” (“Sogua Entertainment”) and procured Shenzhen Sogua Networking Technology Limited to enter into a series of agreements comprised of exclusive business cooperation agreement, exclusive call option agreement, power of attorneys, and share pledge agreements with Shenzhen NetMusic Technology Limited (“NetMusic”), the wholly owned subsidiary of Sogua Entertainment Limited (“Sogua Entertainment”).

In anticipation of a public offering, we incorporated Sogua (BVI) Limited in the British Virgin Islands as our listing vehicle and our holding company. On December 6, 2007, we entered into a share exchange agreement, pursuant to which the shareholders of Sogua Entertainment exchanged all of the outstanding shares of Sogua Entertainment in return for 4,000,000 of our common stock. Pursuant to the share exchange agreement, Private Capital Group (BVI) Limited exchanged 1,500 shares of Sogua Entertainment for 600,000 shares of the Company, Keen Value Profits Limited exchanged 2,975 shares of Sogua Entertainment for 1,190,000 shares of the Company, and Fei Lik International Limited exchanged 5,525 shares of Sogua Entertainment for 2,210,000 shares of the Company, of which 250,619 were later transferred to Think Sport Investment Limited; 193,932 to Ocean Light Limited; and 145,200 to Dragon Jade Limited.

Corporate Ownership Structure

The following diagram illustrates our current corporate structure of each of our subsidiaries and our affiliated entity as of the date of this prospectus.

(1)	For risks relating to our current corporate structure, see “Risk Factors—Risks Related to the Regulation of Our Business.”
(2)
Agreements that provide us with effective control over Shenzhen Sogua Networking Technology Limited, or Sogua.com, include irrevocable powers of attorney, share pledge agreements, exclusive call option agreements, and employment and confidentiality agreements

(3)	The economic benefits and losses of Sogua.com accrue to Shenzhen Sogua Networking Technology Limited pursuant to an exclusive service/consultancy agreements.

(4)	Think Sport Investment Limited, is wholly owned by LI Feng, our current Chief Executive Officer and Chairman.

(5)	Ocean Light Limited, is wholly owned by XIONG Yunbo, our current Chief Operating Officer.

(6)	Dragon Jade Limited, is wholly owned by DING Jizhong, our current Chief Technology Officer.

(7)
Shenzhen Sogua’s shareholders, the 7 PRC residents and GCCVC, also indirectly own shares of Sogua (BVI), essentially securing the Company’s control of equity interests in Shenzhen Sogua. The 7 PRC Residents are shareholders of Fei Lik International Limited, LI Feng, XIONG Yunbo, DING Jizhong and GCCVC’s interests are reflected in Keen Value Profits Limited.

Contractual Arrangements with the Consolidated Affiliated Entity and Its Shareholders

Our relationships with Shenzhen Sogua, our affiliated entity, and its shareholders are governed by a series of contractual arrangements. These contractual arrangements are as set forth below. Amendments to the contractual agreements set forth below (including but not limited to any change in pricing, loan approval or payment of dividends), must be approved by our board of directors.

Under Chinese law, Shenzhen Sogua is an independent legal person and is not exposed to liabilities incurred by us; however, NetMusic Technology effectively has control over Shenzhen Sogua through control of Shenzhen Sogua’s management and the assignment to Sogua Entertainment of Shenzhen Sogua’s shareholders’ rights. Other than pursuant to the contractual arrangements between Shenzhen Sogua and NetMusic Technology, Shenzhen Sogua does not transfer any other funds generated from its operations to us.

Material Operating Entities

Shenzhen NetMusic Technology Limited. Since inception, we have conducted our operations in China primarily through Shenzhen NetMusic Technology Limited, a wholly foreign-owned enterprise in China. Shenzhen NetMusic Technology Limited operates our P2P and enterprise search software businesses and also provides technology consulting, research, software development and other related services to Shenzhen Sogua Networking Technology Limited. See “— Contractual Arrangements with Shenzhen Sogua Networking Technology Limited and its Shareholders.”

Shenzhen Sogua Networking Technology Limited. We provide our online advertising and Internet content provider services through Shenzhen Sogua Networking Technology Limited, a limited liability company established in China. LI Feng, Yunbo Xiong, Jizhong Ding, Heyuan Xu, Baoyu Ding, Zhenyu Xie, Mengjie Wu, all of whom are PRC citizens, and GCCVC together own 100% of Shenzhen Sogua Networking Technology Limited. Mr. Li is our Chairman and Chief Executive Officer, Mr. Xiong is our Chief Operating Officer, Mr. Ding Jizhong is our co-founder and Chief Technology Officer, Mr. Ding Baoyu is our non-executive director. Mr. Zhenyu Xie and Mr. Mengjie Wu are our co-founders and are not currently involved in our management. Shenzhen Sogua Networking Technology Limited operates our Sogua.com website and holds the licenses and approvals necessary to operate our website and conduct our online advertising business in China. Shenzhen Sogua Networking Technology Limited does not separately hire employees to operate the online advertising business. Shenzhen NetMusic Technology Limited leases employees to Shenzhen Sogua Networking Technology Limited for the online advertising business. Such arrangement is part of the service and consultancy that Shenzhen NetMusic Technology Limited provides to Shenzhen Sogua Networking Technology Limited. In return, Shenzhen Sogua Networking Technology Limited bears the costs and expenses related to these employees.

Contractual Arrangements with Shenzhen Sogua Networking Technology Limited and its Shareholders

Our relationships with Shenzhen Sogua Networking Technology Limited and its shareholders are governed by a series of contractual arrangements. Under PRC laws, each of Shenzhen NetMusic Technology Limited and Shenzhen Sogua Networking Technology Limited is an independent legal person and neither of them is exposed to liabilities incurred by the other party. Other than pursuant to the contractual arrangements between Shenzhen NetMusic Technology Limited and Shenzhen Sogua Networking Technology Limited, Shenzhen Sogua Networking Technology Limited does not transfer any other funds generated from its operations to Shenzhen NetMusic Technology Limited. On August 22, 2007, we structured these contractual arrangements as follows.

 Exclusive Service / Consultancy Agreement. Pursuant to the exclusive service / consultancy agreement between Shenzhen NetMusic Technology Limited and Shenzhen Sogua Networking Technology Limited, Shenzhen NetMusic Technology Limited has the exclusive right to provide to Shenzhen Sogua Networking Technology Limited consulting services related to the maintenance of servers, software development and design of advertisements. Shenzhen NetMusic Technology Limited also provides employees to Shenzhen Sogua Networking Technology Limited for whom Shenzhen Sogua Networking Technology Limited bears the costs and expenses. Shenzhen NetMusic Technology Limited owns the intellectual property rights related to the software developed by Shenzhen NetMusic Technology Limited for Shenzhen Sogua Networking Technology Limited. Shenzhen Sogua Networking Technology Limited pays monthly service fees to Shenzhen NetMusic Technology Limited based upon a pre-agreed formula, which takes into account the number of monthly page views and the basic fee for every one thousand page views of advertisements displayed on our websites. The basic fee for every one thousand page views is subject to periodic adjustment. The current rate of the basic fee is RMB0.9. The term of this agreement is ten years from the date thereof.

Share Pledge Agreement. Under the share pledge agreement between the shareholders of Shenzhen Sogua Networking Technology Limited and Shenzhen NetMusic Technology Limited, the shareholders of Shenzhen Sogua Networking Technology Limited pledged all of their equity interests in Shenzhen Sogua Networking Technology Limited to Shenzhen NetMusic Technology Limited. to guarantee their obligations under the loan agreement and Shenzhen Sogua Networking Technology Limited’s performance of its obligations under the service / consultancy agreement. If Shenzhen Sogua Networking Technology Limited or any of its shareholders breaches its respective contractual obligations, Shenzhen NetMusic Technology Limited, as pledgee, will be entitled to certain rights, including the right to sell the pledged shares. The shareholders of Shenzhen Sogua Networking Technology Limited agreed not to dispose of the pledged shares or take any actions that would prejudice Shenzhen NetMusic Technology Limited’s interest. The share pledge agreement will expire two years after Shenzhen Sogua Networking Technology Limited and its shareholders fully perform their respective obligations under the exclusive service and consultancy agreement and the loan agreement.

Exclusive Call Option Agreement. Under the option agreement between the shareholders of Shenzhen Sogua Networking Technology Limited and Shenzhen NetMusic Technology Limited, the shareholders of Shenzhen Sogua Networking Technology Limited irrevocably granted Shenzhen NetMusic Technology Limited or its designated person an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in Shenzhen Sogua Networking Technology Limited for the cost of RMB 1.00. Shenzhen NetMusic Technology Limited or its designated person has sole discretion to decide when to exercise the option, whether in part or in full. This Option Agreement will expire after Shenzhen NetMusic Technology Limited or its designated person fully exercised its option to purchase of the equity interest or assets in Shenzhen Sogua Networking Technology Limited.

Irrevocable Power of Attorney. The shareholders of Shenzhen Sogua Networking Technology Limited have each executed an irrevocable power of attorney to appoint Shenzhen NetMusic Technology Limited as their attorney-in-fact to vote on their behalf on all Shenzhen Sogua Networking Technology Limited matters requiring shareholder approval. The appointment of Shenzhen NetMusic Technology Limited of as attorney-in-fact will continue to be effective during the period so long as each shareholder remains a shareholder of Shenzhen NetMusic Technology Limited.

PLAN OF DISTRIBUTION

Upon the effectiveness of this registration statement, the 798,000 shares offered by the Selling Stockholders pursuant to this Prospectus may be sold by one or more of the following methods, without limitation:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately-negotiated transactions;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

We currently lack a public market for our common stock. Selling shareholders will sell at a price of $1.00 per share until our shares are quoted on the Over-The-Counter Bulletin Board (“OTCBB”), assuming we are successful in engaging a market maker and being approved to quote our common stock on the OTCBB, of which there can be no assurance, and thereafter at prevailing market prices or privately negotiated prices.

The offering price of the shares has been arbitrarily determined by us based on estimates of the price that purchasers of speculative securities, such as the shares offered herein, will be willing to pay considering the nature and capital structure of our Company, the experience of the officers and Directors, and the market conditions for the sale of equity securities in similar companies. The offering price of the shares bears no relationship to the assets, earnings or book value of our Company, or any other objective standard of value. We believe that only a small number of shares, if any, will be sold by the Selling Stockholders, prior to the time our common stock is quoted on the OTCBB, at which time the Selling Stockholders will sell their shares based on the market price of such shares. The Company is not selling any shares pursuant to this Registration Statement and is only registering the re-sale of securities previously purchased from us.

The Selling Stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Security Holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

The Selling Stockholders may sell their shares of common stock short and redeliver our common stock to close out such short positions; however, the Selling Stockholders may not use shares of our common stock being registered in the Registration Statement to which this Prospectus is a part to cover any short positions entered into prior to the effectiveness of such Registration Statement. If the Selling Stockholders or others engage in short selling it may adversely affect the market price of our common stock.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. It is not expected that these commissions and discounts will exceed what is customary in the types of transactions involved.

The Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. Therefore, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

RELATED PARTY TRANSACTIONS

On or about January 25, 2008, Private Capital Group entered into a Put and Call Agreement with Keen Value, whereby Keen Value can put its shares of Common Stock to Private Capital Group for a purchase price of Hong Kong Dollars (“HKD”) $3.025 per share, and Private Capital Group can call the shares held by Keen Value for a purchase price of HKD $8.40 per share. The agreement is in effect for a six month period following the filing of this registration statement.

Shenzhen Sogua, a company owned by, among others, Ben Li our Chief Executive Officer, Kevin Xiong our Chief Operating Officer, Alan Ding our Chief Technical Officer, Baoyu Ding our non-executive director, operates our websites and our online advertising business in China through Shenzhen Sogua, which holds the licenses and approvals necessary to operate our website and our online advertising business in China. We have contractual arrangements with Shenzhen Sogua and its shareholders that allow us to substantially control Shenzhen Sogua.

The balance due to shareholders is due to Heyuan Xu, Baoyu Ding, Jizhong Ding, Menjie Wu, Zhenyu Xie, Feng Li, Yunbo Xiong and Shenzhen Chengfeng Enterprise Management Consulting Co., Ltd. These advances have no due date, and total $66,910.

The balances due to a related party is the note payable to Seek Long, a shareholder in the recorded amount of $127,317. The note is due and repayable on January 3, 2009. The note is non-interest bearing. However to reflect the time value of money, the liability recorded in the financial statements reflects future payments discounted at an imputed interest rate of 7%, which was the borrowing rate in China as at January 1, 2007. Amortization of the discount is reported in the income statement as interest expense. The principal amount due at maturity is $136,900

Convertible Bridge Note

On June 16, 2008 we executed a Convertible Promissory Note in favor of Private Capital Group (BVI) Limited in the principal amount of US$300,000 with interest at the rate of 10% per annum. We also issued to Private Capital Group (BVI) Limited warrants to purchase 208,333 shares of our Common Stock at $1.44 per share or cashless based on that number of shares of Common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants (y) by the difference between the exercise price of the Warrants and $0.22 US (170,765 shares).

Market Price of the Company’s Common Shares

The price of our common shares will likely fluctuate in the future. The stock market in general has experienced extreme stock price fluctuations in the past few years. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies have experienced dramatic volatility in the market prices of their common shares. We believe that a number of factors, both within and outside its control, could cause the price of our common shares to fluctuate, perhaps substantially. Factors such as the following could have a significant adverse impact on the market price of its common shares:

•	Our ability to obtain additional financing and, if available, the terms and conditions of the financing;

•	The Company’s financial position and results of operations;

•	Concern as to, or other evidence of, the market acceptance of the Company’s proposed products or its competitors’ products;

•	Announcements of technological innovations or new products by the Company or its competitors;

•	Chinese and other foreign governmental regulatory actions;

•	Period-to-period fluctuations in the Company’s operating results;

•	Changes in estimates of the Company’s performance by any securities analysts;

•	Possible regulatory requirements on the Company’s business;

•	The issuance of new equity securities pursuant to a future offering;

•	Changes in interest rates;

•	Competitive developments, including announcements by competitors of new products or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	Variations in quarterly operating results;

•	The depth and liquidity of the market for the Company’s common stock;

•	Investor perceptions of the Company; and

•	General economic and other national conditions.

MEMORANDUM AND ARTICLES OF ASSOCIATION

Objects and Purposes
The Company’s corporation number as assigned by the British Virgin Islands Registrar of Corporate Affairs is 1437636. The Company’s Memorandum and Articles of Association do not contain the Company’s purpose or its objectives, as neither is required under the laws of the British Virgin Islands.

Disclosure of Interest of Directors
A director shall, after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to the board of directors of the Company. Upon such disclosure of his interest in the transaction, said director may vote on a matter relating to the transaction, attend a meeting of at which a matter relating to the transaction arises, be counted as present at the meeting for purposes of a quorum, and sign a document on behalf of the Company, or do anything else in his capacity as a director, that relates to the transaction.

Directors’ Power to Vote Compensation to Themselves
With or without the prior or subsequent approval of the members, the directors may, by a resolution of directors, fix the emoluments of directors with respect to services to be rendered in any capacity to the Company.

Borrowing Powers of Directors
The directors may by resolution of directors exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking and property or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

Director Qualification and Retirement
The Memorandum and Articles of Association of the Company do not discuss the retirement or non-retirement of directors under an age limit requirement, and there is no number of shares required for director qualification.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

We are exposed to various types of market risks, including changes in interest rates, foreign exchange rates and inflation in the normal course of business.

Interest rate risk

We are subject to risks resulting from fluctuations in interest rates on our bank balances. A substantial portion of our cash is held in China, in interest bearing bank deposits and denominated in RMB and Hong Kong Dollars (“HKD”). To the extent that we may need to raise debt financing in the future, upward fluctuations in interest rates will increase the cost of new debt. We do not currently use any derivative instruments to manage our interest rate risk.

Foreign exchange risk

We carry out the majority of our transactions in Renminbi (“RMB”), the currency of the PRC. Therefore, we have limited exposure to foreign exchange fluctuations. A substantial portion of our cash is held in China in interest bearing bank deposits and denominated in RMB. The Renminbi is not a freely convertible currency. The PRC government may take actions that could cause future exchange rates to vary significantly from current or historical exchange rates. Fluctuations in exchange rates may adversely affect the value of any dividends we declare, assuming we ever pay dividends, of which there can be no assurances.

Inflation risk

In recent years, China has not experienced significant inflation or deflation and thus inflation and deflation have not had a significant effect on our business during the past three years. According to the National Bureau of Statistics of China, inflation as measured by the consumer price index in China was 3.9%, 1.8% and 1.5% in 2004, 2005 and 2006, respectively.

EXCHANGE RATE INFORMATION

Our business is conducted in China and substantially all of our net revenues are denominated in Renminbi. This prospectus contains translations of Renminbi amounts into U.S. dollars at specific rates solely for the convenience of the reader. Conversions of Renminbi into U.S. dollars in this prospectus are based on the noon buying rate in New York City for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus were made at a rate of RMB7.2946 to US$1.00, the noon buying rate in effect as of December 31, 2007. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade..

The following table sets forth information concerning exchange rates between the Renminbi and the U.S. dollar for the periods indicated.

	Noon Buying Rate
Period	Period End	Average(1)	Low	High
	(RMB per US$1.00)
2002	8.2800	8.2772	8.2800	8.2700
2003	8.2767	8.2771	8.2800	8.2765
2004	8.2765	8.2768	8.2774	8.2764
2005	8.0702	8.1826	8.2765	8.0702
2006	7.8041	7.9579	8.0702	7.8041
2007
January	7.7714	7.7876	7.8127	7.7705
February	7.7410	7.7502	7.7632	7.7416
March	7.7232	7.7369	7.7454	7.7232
April	7.7090	7.7247	7.7345	7.7090
May	7.6516	7.6773	7.7065	7.6463
June	7.6120	7.6333	7.6668	7.6120
July	7.5720	7.5757	7.6055	7.5580
August	7.5462	7.5734	7.6181	7.5420
September	7.4928	7.5210	7.5540	7.4928
October	7.4682	7.5016	7.5158	7.4682
November	7.3850	7.4212	7.3800	7.4582
December	7.2946	7.3681	7.2946	7.4120

(1)
Averages for a period are calculated by using the average of the exchange rates on the end of each month during the period. Monthly averages are calculated by using the average of the daily rates during the relevant period.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form F-1 under the Securities Act in connection with the offering of our shares. This prospectus, which forms a part of our registration statement, does not contain all of the information set forth in the registration statement, certain items of which are contained in the exhibits and schedules of the registration statement. For further information with respect to our company and shares offered, you should refer to the registration statement and the accompanying exhibits. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, you should refer to the exhibit for a more complete discussion of the matter. The registration statement and the exhibits thereto filed by us with the Securities and Exchange Commission may be inspected at the public reference facilities of the Securities and Exchange Commission listed below.

Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act. Under the Exchange Act, we will be required to file periodic reports and other information with the Securities and Exchange Commission, including annual reports on Form 20-F and other interim reports on Form 6-K. You may inspect such reports and other information we file with the Securities and Exchange Commission in accordance with the Exchange Act at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, NE, Room 1580, Washington, DC, 20549 (202), 551-8090, or on the SEC’s EDGAR website at http://www.sec.gov.

As a foreign private issuer, we are exempt from the rules under Section 14 of the Exchange Act prescribing the furnishing and consent of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short swing profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchases and sales of shares. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish our shareholders with annual reports in English containing financial statements which will be audited and reported on, with an opinion expressed, by an independent public accounting firm, prepared in accordance with U.S. GAAP.

ESTIMATED EXPENSES OF OFFERING:

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Description	Amount to be Paid
Filing Fee - Securities and Exchange Commission		$44.53
Attorney's fees and expenses		35,000.00 *
Accountant's fees and expenses		25,000.00 *
Transfer agent's and registrar fees and expenses		1,500.00 *
Printing and engraving expenses		1,500.00 *
Miscellaneous expenses		5,000.00 *
Total	$

* Estimated.

FINANCIAL STATEMENTS

SOGUA (BVI) LIMITED AND SUBSIDIARIES

Gruber & Company, LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
SOGUA (BVI) LIMITED AND ITS SUBSIDIARIES

We have audited the accompanying consolidated balance sheet of Sogua (BVI) Limited and its Subsidiaries as of December 31, 2007 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years ended December 31, 2007 and 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sogua (BVI) Limited and its Subsidiaries as of December 31, 2007 and the results of its consolidated operations and its consolidated cash flows for the years ended December 31, 2007 and 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the consolidated financial statements, conditions exist which raise substantial doubt about the Company’s ability to continue as a going concern unless it is able to achieve profitability and sustain its operations. Management’s plan in regard to these matters are also described in Note 11. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Gruber & Company, LLC
Lake Saint Louis, Missouri
June 20, 2008

SOGUA (BVI) LIMITED AND ITS SUBSIDARIES
Consolidated Balance Sheets
December 31, 2007

December 31,
2007
Assets
Current assets
Cash and equivalents	$229,467
Accounts receivable	167,405
Deposits and other receivables - Third parties	50,739
Total current assets	447,611

Property, plant and equipment, net	72,086
Intangilble assets, net	131,423
Total assets	651,120

Liabilities and stockholders' equity
Current liabilities
Other payable and accrued expenses	112,325
Business tax and government surcharge	14,256
Due to shareholders	66,910
Total current liabilities	193,491

Due to related parties	127,317
Total liabilities	320,808

Stockholders' equity
Common stock, 10,000,000 shares authorised and 4,000,000 shares issued, no par value	732,366
Retained earnings	(393,094)
Cumulative Translation Adjustment	(8,960)
Total stockholders' equity	330,312

Total liabilities and stockholders' equity	$651,120

See accompanying notes to consolidated financial statements

SOGUA (BVI) LIMITED AND ITS SUBSIDARIES
Consolidated Statements of Operations

	Year ended	Year ended
	December 31,	December 31,
	2007	2006

Revenues, net	$659,916	$201,778

Cost of revenues	33,835	10,493

Gross profit	626,081	191,285

Expenses
Selling, general and administrative	810,032	366,591

Total operating expenses	810,032	366,591

Loss from operations	(183,951)	(175,306)

Other income	3,330	586
Interest expense	9,583	--

Loss before income taxes	(171,038)	(174,720)

Income tax	-	-

Net loss	$(171,038)	$(174,720)

Loss per share	$(0.04)	$(0.04)

Weighted average common shares outstanding	4,000,000	4,000,000

See accompanying notes to consolidated financial statements

Consolidated Statements of Changes in Stockholders' Equity
For the Years Ended December 31, 2006 and 2007

			Additional	Statutory	Retained	Other	Total
	Common		Paid-in	Surplus	Earnings	Comprehensive	Stockholders'
	Shares	Stock	Capital	Reserve Fund	(Deficit)	Income	Deficit

Balance, December 31, 2005	1,000,000	$128,205	$153,846	--	$(47,336)	$--	$234,715

Net loss for the year	--	--	--	--	(174,720)	--	(174,720)

Balance, December 31, 2006	1,000,000	128,205	153,846	--	(222,056)	--	59,995

Effects of reverse merger with Soqua of a subsidiary

Proceeds from issuance of common stock, net	4,000,000	450,315	--	--	--	--	450,315

Net loss for the year	--	--	--	--	(171,038)	--	(171,038)

Cumulative translation adjustment	--	--	--	--	--	(8,960)	(8,960)

Balance, December 31, 2007	4,000,000	732,366	--	--	(393,094)	(8,960)	330,312

See accompanying notes to consolidated financial statements

SOGUA (BVI) LIMITED AND ITS SUBSIDIARIES
Consolidated Statements of Cash Flows

	Year ended	Year ended
	December 31,	December 31,
	2007	2006
Cash flows from operating activities
Net loss	$(171,038)	$(174,720)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	44,791	32,637
Changes in assets and liabilities:
Accounts receivable	(167,405)	--
Prepaid expenses and other receivables	(50,649)	128,136
Other payable and accruals - Third	96,504	3,174
Business taxes	12,875	1,028
Deferred revenues	(1,154)	1,154
Net cash (used in) operating activities	(236,076)	(8,591)

Cash flow from investing activities
Purchase of equipment	(54,430)	(47,159)
Purchase of intangible asset	--	(153,846)
Net cash (used in) investing activities	(54,430)	(201,005)

Cash flow from financing activities
Advances from related parties	65,945	77,545
Proceeds from issuance of common stock	526,815	--
Less stock issuance costs	(76,500)	--
Net cash provided by financing activities	516,260	77,545

Cumulative Translation Adjustments	(8,960)	--

Net change in cash	216,794	(132,051)

Cash, beginning of year	12,673	144,724

Cash, end of year	$229,467	$12,673

Supplemental disclosure of cash flow information:
Cash paid for income taxes	--	--
Cash paid for interest	$--	$--

Non-cash financing activitie
Amortization of discount on related party notes payable	9,583	--

 See accompanying notes to consolidated financial statements

SOGUA (BVI) LIMITED AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
Together With Report Of
Independent Registered Public Accounting Firm
SOGUA (BVI) LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. The Company

Sogua (BVI) Limited (the “Company”) was incorporated on October, 15 2007 in the British Virgin Islands. The principal activity the Company is investment holding. Details of the Company’s subsidiary (which together with the Company are collectively referred to as the “Group”) and their principal activities as of December 31, 2007 were as follows:

Name	Place of Registration	Percentage of equity interest attributable to the Group	Principal Activities
Sogua Entertainment Ltd. (“SED”)*	HK	100%	Investment Holding
Shenzhen Netmusic Technology Co., Ltd. (“SNTCD”)**	The PRC	100%	Provide advertisement placement in its web site and platform for link with others server for download of music photos and ring-tone.
Shenzhen Sogua Network Technology Co., Ltd. (“SSNTCD”)***	The PRC	100%	Provide advertisement placement in its web site and platform for link with others server for download of music photos and ring-tone.

*	SED was incorporated on May 8, 2007 in Hong Kong. It is subsidiary of the Company and it consolidated into the Company’s financial statements.
**
SNTCD is a wholly-owned foreign enterprise established in the PRC to be operated for a period of 30 years until 2037. It is subsidiary of SED and it consolidated into the Company’s financial statements.

***
SSNTCD is equity joint venture established in the PRC to be operated for a period of 10 years until November 22, 2015. All shares are pledged to SNTCD and it is subsidiary of SED and it consolidated into the Company’s financial statements.

Inherent in the Company’s business are various risks and uncertainties, including limited history of certain of its product and service offerings. The Company’s success will depend on the acceptance of the Company’s technology, products and services and the ability to generate related revenue.

2. Summary of Significant Accounting Policies

(a) Basis of Presentation
The consolidated financial statements include the accounts the accounts of the Company and its consolidated subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The consolidated financial statements are prepared in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”).

SOGUA (BVI) LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(b) Use of Estimates
In preparing consolidated financial statements in conformity with US GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported periods. Significant estimates include depreciation. Actual results could differ from those estimates.

(c) Principles of consolidation
The consolidated financial statements include the accounts of the Company and all of its subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform with current year classifications.

(d) Cash and Cash Equivalents
The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. As of December 31, 2007, the Group did not have any cash equivalents.

(e) Trade Accounts Receivable
Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on analysis of historical bad debts, customer concentrations, customer credit-worthiness and current economic trends. The Company has determined that at December 31, 2007 no allowance for doubtful accounts is deemed necessary. The Company does not have any off-balance sheet credit exposure related to its customers.

(f) Plant and Equipment
Plant and equipment is stated at cost. Depreciation is provided principally by use of the straight-line method over the useful lives of the related assets, except for leasehold properties, which are depreciated over the terms of their related leases or their estimated useful lives, whichever is less. Expenditures for maintenance and repairs, which do not improve or extend the expected useful life of the assets, are expensed to operations while major repairs are capitalized.

The estimated useful lives are as follows:

Computer equipment	3 years
Office equipment	5 years

The gain or loss on disposal of property, plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets, and, if any, is recognized in the statement of operations.

(g) Intangible Assets
Intangible assets consist of web site and domain name and are amortized using the straight-line method over their estimated useful life of 10 years.

SOGUA (BVI) LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(h) Impairment of Assets
In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets", the Company evaluates its long-lived assets to determine whether later events and circumstances warrant revised estimates of useful lives or a reduction in carrying value due to impairment. If indicators of impairment exist and if the value of the assets is impaired, an impairment loss would be recognized. As of December 31, 2007, no impairment loss has been recognized.

(i) Income Taxes
The Group accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes". Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(j) Revenue Recognition
The Company recognizes revenue in accordance with the following authoritative literature: AICPA Statement of Position (SOP) No. 97-2, Software Revenue Recognition, SEC Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition in Financial Statements and EITF Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent. The Company recognizes revenue when the significant risks and rewards of ownership have been transferred to the customer pursuant to applicable laws and regulations, including factors such as when there has been evidence of a sales arrangement, the performance has occurred, or service have been rendered, the price to the buyer is fixed or determinable, and collectability is reasonably assured.

Revenue from sales of downloadable music tracks and ring tones are recognized at the time the music or ring tone is made available, digitally, to the end user.

Revenue generated from advertising on the Company’s websites and from advertising included in its products is recognized as revenue as the delivery of the advertising occurs.

(k) Foreign Currency Transactions
The Group functional currency is Renminbi (“RMB”) and its reporting currency is U.S. dollars. The Company’s consolidated balance sheet accounts are translated into U.S. dollars at the year-end exchange rates The net gain or loss resulting from translation is shown as translation adjustment and included in accumulated other comprehensive income in shareholders’ equity. Revenue and expenses are translated into U.S. dollars at the average exchange rates prevailing during the periods in which these items arise. Transaction gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are included in the statement of operations as incurred. The translation and transaction gains and losses was immaterial for the periods ended December 31, 2007 and 2006.

The PRC government imposes significant exchange restrictions on fund transfers out of the PRC that are not related to business operations. These restrictions have not had a material impact on the Company because it has not engaged in any significant transactions that are subject to the restrictions.

(l) Fair Value of Financial Instruments
SFAS No. 107, “Disclosures about Fair Values of Financial Instruments”, requires disclosing fair value to the extent practicable for financial instruments that are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

SOGUA (BVI) LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For certain financial instruments, including cash, accounts and other receivables, accounts payable, accruals and other payables, it was assumed that the carrying amounts approximate fair value because of the near term maturities of such obligations. The carrying amounts of long-term loans approximate fair value as the interest on these loans is minimal.

(m) Earnings (losses) Per Share
Basic earnings per share is computed by dividing the earnings for the year by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities by including other potential common stock, including stock options and warrants, in the weighted average number of common shares outstanding for a period, if dilutive.

In a reverse merger recapitalization, the shares issued in the calculation of historical net income or loss per share of the operating company for periods prior to the merger are retroactively restated to give effect to the merger exchange ratio. Accordingly, 4,000,000 shares were used for the calculation of earnings per share for the years ending December 31, 2007 and 2006.

(n) Accumulated Other Comprehensive Income
Accumulated other comprehensive income represents the change in equity of the Group during the periods presented from foreign currency translation adjustments.

(o) Profit Appropriation
In accordance with PRC regulations, the Company is required to make appropriations to the statutory surplus reserve and statutory public welfare fund, based on after-tax net income determined in accordance with PRC GAAP. They are non-distributable other than in liquidation.

Appropriation to the statutory surplus reserve should be at least 10% of the after-tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Statutory surplus reserve is non-distributable other than in liquidation. There was no profit appropriation for the statutory surplus reserve fund for the period ended December 31, 2007.

Appropriations to the statutory public welfare fund are made on the same basis as statutory surplus fund, at 5% and are generally optional at the discretion of the Board of Directors. There was no profit appropriation made to the statutory public welfare fund for the period ended December 31, 2007.

(p) Stock-Based Compensation
In March 2004, the FASB issued a proposed statement, Share-Based Payment, which addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for equity instruments of the enterprise or liabilities that are based on the grant-date fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. The proposed statement would eliminate the ability to account for share-based compensation transactions using Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and generally would require instead that such transactions be accounted for using a fair-value-based method. In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payment, which is a revision of SFAS No. 123. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their grant-date fair values. Pro forma disclosure is no longer an alternative.

As permitted by SFAS No. 123, for 2005, the Company accounted for share-based payments to employees using APB Opinion No. 25's intrinsic value method and, as such, generally recognized no compensation cost for employee stock options.

SOGUA (BVI) LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Effective January 1, 2006, we have adopted SFAS No. 123(R)'s fair value method of accounting for share based payments. Accordingly, the adoption of SFAS No. 123(R)'s fair value method may have a significant impact on the Company's results of operations as we are required to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards. SFAS No. 123(R) permits public companies to adopt its requirements using either the "modified prospective" method or the "modified retrospective" method.

The Company adopted SFAS No. 123(R) using the modified prospective method. In April 2005, the SEC delayed the effective date of SFAS No. 123(R), which is now effective for public companies for annual, rather than interim periods that begin after June 15, 2005. The impact of the adoption of SFAS No. 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future.

(q) New Accounting Pronouncements
In March 2004, the FASB approved the consensus reached on the Emerging Issues Task Force (EITF) Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The objective of this Issue is to provide guidance for identifying impaired investments. EITF 03-1 also provides new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the FASB issued a FASB Staff Position (FSP) EITF 03-1-1 that delays the effective date of the measurement and recognition guidance in EITF 03-1 until after further deliberations by the FASB. The disclosure requirements are effective only for annual periods ending after June 15, 2004. The Company has evaluated the impact of the adoption of the disclosure requirements of EITF 03-1 and does not believe it will have an impact to the Company's overall combined results of operations or combined financial position. Once the FASB reaches a final decision on the measurement and recognition provisions, the Company will evaluate the impact of the adoption of EITF 03-1.

In November 2004, the FASB issued SFAS No. 151 "Inventory Costs, an amendment of ARB No. 43, Chapter 4”, (" SFAS No. 151"). The amendments made by SFAS 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In December 2004, the FASB issued SFAS No.152, "Accounting for Real Estate Time-Sharing Transactions-an amendment of FASB Statements No. 66 and 67" ("SFAS 152") SFAS 152 amends SFAS No. 66, "Accounting for Sales of Real Estate", to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, "Accounting for Real Estate Time-Sharing Transactions". SFAS 152 also amends SFAS No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects", to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. SFAS 152 is effective for financial statements for fiscal years beginning after June 15, 2005, with earlier application encouraged. The Company has evaluated the impact of the adoption of SFAS 152, and does not believe the impact will be significant if any, to the Company's overall results of operations or financial position since the Company does not enter into such transactions.

SOGUA (BVI) LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In December 2004, the FASB issued SFAS No.153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions." The amendments made by SFAS 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. That exception required that some nonmonetary exchanges, although commercially substantive, to be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the FASB believes SFAS No.153 produces financial reporting that more faithfully represents the economics of the transactions. SFAS No.153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of SFAS No.153 shall be applied prospectively. The Company has evaluated the impact of the adoption of SFAS 153, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In December 2004, the FASB issued SFAS No.123 (revised 2004), "Share-Based Payment" ("SFAS 123(R)"). SFAS 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS 123(R) replaces SFAS No. 123, "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". SFAS 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities (other than those filing as small business issuers) will be required to apply SFAS 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. This pronouncement is effective for the Company, a small business issuer, as of the first interior annual reporting period that begins after December 15, 2005. The Company has evaluated the impact of the adoption of SFAS 123(R), and does not believe the impact will be significant to the Company's overall results of operations or financial position.

SOGUA (BVI) LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In May, 2005, The FASB issued SFAS No. 154, entitled Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3. This Statement replaces APB Opinion No. 20, Accounting Changes and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This Statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This Statement defines as the application of a different accounting principle to prior accounting periods as if that principle had always been used or as the adjustment of previously issued financial statements to reflect a change in the reporting entity. This statement also redefines restatement as the revising of previously issued financial statements to reflect the correction of an error. The adoption of SFAS 154 did not impact the financial statements.

In February, 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Statements”. SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS No. 155, permits fair value measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial statements that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company’s first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the financial statements.

In March, 2006 FASB issued SFAS 156 “Accounting For Servicing of Financial Assets” this Statement amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities”, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.

Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.

Permits an entity to choose “Amortization method” or “Fair value measurement method” for each class of separately recognized servicing assets and servicing liabilities.

At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

Requires separate presentation of servicing assets and liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.

Management believes that this statement will not have a significant impact on the financial statements.

SOGUA (BVI) LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In September 2006, FASB issued SFAS 157 ‘Fair Value Measurements’. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previouslyconcluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Management is currently evaluating the effect of this pronouncement on financial statements.

In September 2006, FASB issued SFAS 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R).

This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The management is currently evaluating the effect of this pronouncement on financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” and is effective for fiscal years beginning after November 15, 2007. This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The Company is currently assessing the impact the adoption of this pronouncement will have on the financial statements.

In December 2007, the FASB issued SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51” and is effective for fiscal years beginning after December 5, 2008. This Statement establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The Company is currently assessing the impact the adoption of this pronouncement will have on the Company’s financial statements.

In December 2007, the FASB issued SFAS No. 141 (Revised) “Business Combinations”. SFAS 141 (Revised) is effective for fiscal years beginning after December 13, 2008. This Statement establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The Statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The Company is currently assessing the impact the adoption of this pronouncement will have on the Company’s financial statements.

SOGUA (BVI) LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Acquisition
On December 6, 2007, Sogua (BVI) Ltd. agreed to exchange pursuant to an Exchange Agreement (“the agreement”) with Sogua Entertainment Ltd. eighty percent (80%) of its common stock for hundred percent (100%) ownership in Sogua Entertainment Ltd. (an investment holding company), incorporated in Hong Kong.

From an accounting perspective, the acquisition is considered a recapitalization accompanied by the issuance of stock by Sogua (BVI) Ltd. for the stock of Sogua Entertainment Ltd. as a result of Sogua (BVI) Ltd. not having operations immediately prior to the merger, and following the merger becoming an operating company. The merger transaction is accounted for as a capital transaction rather than as a business combination, in that the transaction is equivalent to the issuance of stock by Sogua (BVI) Ltd. for the assets and liabilities of Sogua Entertainment Ltd. and its subsidiaries. The accounting is treated as a reverse acquisition with no goodwill or other intangible recorded. The assets and liabilities of Sogua Entertainment Ltd. and its subsidiaries. are presented in the consolidated balance sheets at book value. The historical operations presented in the Company’s consolidated statements of operations are those of Sogua Entertainment Ltd. and its subsidiaries.

4.  Plant and Equipment, net

December 31, 2007
US$
Cost
Computer Equipment	98,453
Office Equipment	1,995
100,448

Accumulated depreciation
Computer Equipment	27,966
Office Equipment	396
28,362

Carrying value
Computer Equipment	70,487
Office Equipment	1,599
72,086

Depreciation expense for the period ended December 31, 2007 was approximately $28,000.

SOGUA (BVI) LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Intangible Assets, net

December 31, 2007
US$
Cost
Web site and domain name	147,851

Accumulated amortization
16,428
Carrying value
131,423

Amortization expense for the period ended December 31, 2007 was approximately $16,000. The estimated amortization expense for the five years ending December 31, 2008, 2009, 2010, 2011 and 2012 amounts to approximately $16,000 per annum.

6. Income Taxes
The Company and its subsidiaries are subject to income taxes on an entity basis on income arising in, or derived, from the tax jurisdiction in which they operated. The company was incorporated under the International Business Companies Act of the British Virgin Islands and, accordingly, is exempted from payment of the British Virgin Islands income taxes. SED is subject to Hong Kong profits tax at a rate of 17.5%. Pursuant to the PRC Income Tax Laws, the prevailing statutory rate of enterprise income tax is 15% for SNTCD and SSNTCD. As of December 31, 2007, the company was in a tax loss position.

7. Retirement and Welfare Benefits

The Group has no retirement plans or post-employment benefit for its employees.

8. Related Party Transactions

As of December 31, 2007, the Group has the following balances with related parties:-

The balance due to shareholders is due to Xu He Yuan, Ding Bao Yu, Ding Jin Zhang, Wu Meng Jie, Xie Zhen Yu, Li Feng Xiong Yun Bo and Shenzhen Chengfeng Enterprise Management Consulting Co., Ltd. These advances have no due date, and total $66,910.

The balances due to a related party is the note payable to Seek Long, a shareholder in the recorded amount of $127,317. The note is due and repayable on January 3, 2009. The note is noninterest bearing. However to reflect the time value of money, the liability recorded in the financial statements reflects future payments discounted at an imputed interest rate of 7%, which was the borrowing rate in China at January 1, 2007. Amortization of the discount is reported in the income statement as interest expense. The principal amount due at maturity is $136,900.

9. Concentrations and Credit Risk

The Company operates principally in the PRC and grants credit to its customers in this geographic region. Although the PRC is economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company’s operations.

Financial instruments that potentially subject the Group to a concentration of credit risk consist of cash and accounts receivable.

At December 31, 2007, the Group had credit risk exposure of uninsured cash in banks of approximately $229,000.

SOGUA (BVI) LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period ended December 31, 2007, two major customers accounted for approximately $205,000 (31%) and $137,000 (21%) respectively, of total sales whereas the others accounted for approximately $318,000 (48%).

At December 31, 2007, the two major customers accounted for 14% and 12%, of net accounts receivable respectively. The accounts receivable had repayment terms of one to twelve months.

The Company does not require collateral to support financial instruments that are subject to credit risk.

10. Commitments and Contingencies

The Company renew the tenancy agreement annually, no lease payment committed accordingly.

As of December 31, 2007, the Company did not have any contingent liabilities.

11. Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. These consolidated financial statements show that the Company has sustained losses totaling $393,094 since inception. The future of the Company is dependent upon its attaining profitability. The consolidated financial statements do not include any adjustments relating to recoverability and classification of recorded assets, or the amounts or classifications of liabilities that might be necessary in the event the Company cannot achieve profitability and continue in existence.

Dealer Prospectus Delivery Obligation

Until ninety (90) days after the later of (1) the effective date of the registration statement or (2) the first date on which the securities are offered publicly, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Our Memorandum and Articles of Association contain provisions that entitle the Company to indemnify against all expenses, including legal fees, and against all judgments fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings, any person involved in legal proceeding by reason of the fact that the person is or was a director of the Company or the person, at the request of the Company, is or was serving as director, or any other capacity, of any other body corporate. The Company may only indemnify if the person acted honestly, in good faith, with a view to the best interest of the Company, and in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. As a result of these provisions, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his duty of care. The Securities and Exchange Commission has taken the position that the provisions will have no effect on claims arising under the federal securities laws.

Item 7. Recent Sales of Unregistered Securities

(a) From December 6, 2007 through June 30, 2008, we sold an aggregate of 1,100,000 shares to 39 investors for aggregate consideration of $220,000 (or $0.20 per share).

(b) On December 6, 2007, we entered into a share exchange agreement, pursuant to which the shareholders of Sogua Entertainment exchanged all of the outstanding shares of Sogua Entertainment in return for 4,000,000 shares of our Common Stock. Pursuant to the share exchange agreement, Private Capital Group (BVI) Limited exchanged 1,500 shares of Sogua Entertainment for 600,000 shares of the Company, Keen Value Profits Limited exchanged 2,975 shares of Sogua Entertainment Limited for 1,190,000 shares of the Company, and Fei Lik International Limited exchanged 5,525 shares of Sogua Entertainment for 2,210,000 shares of the Company, of which 250,619 were subsequently transferred to Think Sport Investment Limited.; 193,932 to Ocean Light Limited; and 145,200 to Dragon Jade Limited. We claim an exemption from registration afforded by Regulation S of the Securities Act of 1933, as amended ("Regulation S") for the above issuances since the issuances were made to non-U.S. persons (as defined under Rule 902 section (k)(2)(i) of Regulation S), pursuant to an offshore transaction, and no directed selling efforts were made in the United States by us, a distributor, any respective affiliates, or any person acting on behalf of any of the foregoing.

(c) On June 16, 2008 we executed a Convertible Promissory Note in favor of Private Capital Group (BVI) Limited in the principal amount of US$300,000 with interest at the rate of 10% per annum. We also issued to Private Capital Group (BVI) Limited warrants to purchase 208,333 shares of our Common Stock at $1.44 per share or cashless based that number of shares of Common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants (y) by the difference between the exercise price of the Warrants and $0.22 US (170,765 shares).

Item 8. Exhibits and Financial Statement Schedules

EXHIBITS. The following is a list of exhibits to this registration statement:

Exhibit No.	Description

3.1	Specimen Stock Certificate
3.2	Articles of Association
3.3	Memorandum of Association
5.1	Opinion of Harney Westwood & Riegels (1)
10.1	Exchange Agreement Between Sogua (BVI) Limited and Sogua Entertainment Limited
10.2	Employment and Confidentiality Agreement between NetMusic and Li Feng
10.3	Employment and Confidentiality Agreement between NetMusic and Xiong Yun Bo
10.4	Employment and Confidentiality Agreement between NetMusic and Ding Ji Zhong
10.5	Securities Purchase Agreement between Sogua (BVI) Limited and Private Capital Group (BVI) Limited
10.6	10% Secured Promissory Note
10.7	Common Stock Purchase Warrant
10.8	Form of Investor Subscription Agreement
10.9	Consulting Agreement between Sogua (B
23.1	Consent of Gruber & Company, LLC
23.2	Consent of Harney Westwood & Riegels , Included in Exhibit 5.1 (1)
24.1	Power of Attorney

Item 9. Undertakings.

(a)	Rule 415 Offerings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) As a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Section 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(a)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Request for acceleration of effective date.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURE PAGE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing, Peoples Republic of China on August 5, 2008.

SOGUA (BVI) LIMITED

By	/s/ LI Feng
Name:	LI Feng
Title:	Chief Executive Officer
(Principal Executive Officer)

By	/s/ Lillian JUNG
Name: Lillian JUNG
Title: Financial Controller
(Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Li Feng	Chairman and Chief Executive Officer	August 5, 2008
Li Feng	(Principal Executive Officer)

/s/ Lillion JUNG	Financial Controller (Principal Accounting Officer)	August 5, 2008
Lillion Jung

/s/ XIONG Yunbo	Chief Operating Officer	August 5, 2008
Xiong Yunbo

/s/ WONG Chiyuen	Non-Executive Director	August 5, 2008
Wong Chiyuen

/s/ DING Baoyu	Non-Executive Director	August 5, 2008
Ding Baoyu

/s/ YUNG Ying Wai, William	Non-Executive Director	August 5, 2008
Yung Ying Wai, William

/s/Michael Wainstein	Non-Executive Director	August 5, 2008
Michael Wainstein

/s/ Donald J. Puglisi	Authorized U.S. Representative	August 5, 2008
Name: Donald J. Puglisi Title: Managing Director Puglisi & Associates